EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

by and among

ARIBA, INC.

RED ROCKS ACQUISITION CORP.

and

ALLIENTE, INC.

and

John Mumford and Gregory Spray, as Stockholders’ Representative

(solely with respect to Article IX)

Dated as of December 30, 2003

i

3.26	Conditions Affecting the Company and the Company Subsidiaries	29
3.27	Brokers	29
3.28	No Illegal Payments	30
3.29	Suppliers and Customers	30
3.30	Bank Accounts	30
3.31	Powers of Attorney	30
3.32	Offers	30
3.33	Completeness of Disclosure	31

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB		31
4.1	Organization and Good Standing	31
4.2	Authority and Enforceability	31
4.3	No Conflicts; Consents	32
4.4	Interim Operations of Sub	32

ARTICLE V COVENANTS OF THE COMPANY		32
5.1	Conduct of Business	32
5.2	Negative Covenants	33
5.3	Access to Information; Confidentiality	35
5.4	Resignations	35
5.5	Consents	35
5.6	Notification of Certain Matters	35
5.7	Exclusivity	36
5.8	Company Stockholder Approval	36
5.9	Allocation Certificate	36
5.10	FIRPTA Certificate	37
5.11	Indemnification of Officers and Directors	37

ARTICLE VI COVENANTS OF THE COMPANY AND PARENT		37
6.1	Regulatory Approvals	37
6.2	Public Announcements	37
6.3	Expenses	38
6.4	Further Assurances	38
6.5	Tax Disclosure	38
6.6	Benefits Plans	38

ARTICLE VII CONDITIONS TO MERGER		39
7.1	Conditions to Each Party’s Obligation to Effect the Merger	39
7.2	Conditions to Obligation of Parent and Sub to Effect the Merger	39
7.3	Conditions to Obligation of the Company to Effect the Merger	41

ARTICLE VIII TERMINATION		42
8.1	Termination	42
8.2	Effect of Termination	43
8.3	Remedies	43

ii

ARTICLE IX INDEMNIFICATION		43
9.1	Survival	43
9.2	Indemnification by Company Stockholders	43
9.3	Indemnity Escrow Fund	45
9.4	Third Party Claims	46
9.5	Non-Third Party Claims	48
9.6	Effect of Investigation; Waiver	49

ARTICLE X MISCELLANEOUS		49
10.1	Notices	49
10.2	Amendments and Waivers	51
10.3	Successors and Assigns	51
10.4	Governing Law	51
10.5	Consent to Jurisdiction	52
10.6	Counterparts	52
10.7	Third Party Beneficiaries	52
10.8	Entire Agreement	52
10.9	Captions	52
10.10	Severability	52
10.11	Specific Performance	53

ARTICLE XI DEFINITIONS		53
11.1	Definitions	53
11.2	Interpretation	61

Annex A:	Executed Stockholder Consents

Exhibit A:	Stockholders’ Representative Agreement
Exhibit B:	Indemnity Escrow Agreement
Exhibit C:	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
Exhibit D:	Form of Non-Solicitation and Non-Competition Agreements
Exhibit E:	Retention Bonus Letter
Exhibit F:	Form of Amendment to Lucent Agreement
Exhibit G:	Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

Schedule 7.2(o)	Non-Solicitation and Non-Competition Agreements
Schedule 7.2(p)	Employment Agreements
Schedule 7.2(q)	Retention Bonus Letters

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”), dated as of December 30, 2003, is by and among ARIBA, INC., a Delaware corporation (“Parent”), Red Rock Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), and ALLIENTE, INC., a Delaware corporation (the “Company”), and, solely with respect to Article IX hereof, John Mumford and Gregory Spray, in their capacity as representatives of the Company Stockholders pursuant to the Stockholders’ Representative Agreement (collectively, the “Stockholders’ Representative”). Capitalized terms used in this Agreement are defined in Section 11.1, or in the applicable Section of this Agreement to which reference is made in Section 11.1.

RECITALS:

WHEREAS, the Board of Directors of Parent, the Board of Directors and the sole stockholder of Sub and the Board of Directors of the Company have approved the acquisition of the Company by Parent by means of a merger of Sub with and into the Company upon the terms and subject to the conditions set forth herein; and

WHEREAS, concurrently with the execution of this Agreement and as an inducement to Parent to enter into this Agreement, each stockholder of the Company listed on Annex A has executed a written consent approving this Agreement and the Merger.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Sub and the Company agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement and the Certificate of Merger in such form as is required by the relevant provisions of the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Sub shall be merged with and into the Company and the separate corporate existence of Sub shall thereupon cease (the “Merger”). As a result of the Merger, the outstanding shares of Capital Stock of Sub and the Company shall be converted or canceled in the manner provided in Article II of this Agreement, the separate corporate existence of Sub shall cease and the Company shall be the surviving corporation following the Merger. Sub and the Company are sometimes referred to herein as the “Constituent Corporations” and the Company as the surviving corporation following the Merger is sometimes referred to herein as the “Surviving Corporation.”

1.2 Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the Merger (the “Closing”) shall take place at the offices of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VII (excluding those conditions intended to be satisfied at Closing), or at such other place and time and/or on such other date as Parent and the Company may agree. The date upon which the Closing occurs is herein referred to as the “Closing Date.” Simultaneously with or as soon as practicable following the Closing, the Company as the Surviving Corporation shall file the Certificate of Merger with the Secretary of State of the State of Delaware as provided in Section 252(c) of the DGCL. The Merger shall become effective at the later of such time as the Certificate of Merger is so filed or at such time as is set forth in the Certificate of Merger, if different, which time is hereinafter referred to as the “Effective Time.”

1.3 Effects of the Merger.

(a) At and after the Effective Time, the Merger shall have the effects specified in the DGCL.

(b) At the Effective Time, the Certificate of Incorporation of the Company in effect immediately prior to the Effective Time shall be amended and restated in the form of Annex A attached to the Certificate of Merger, and, as so amended and restated, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until amended thereafter in accordance with applicable law.

(c) At the Effective Time, the Bylaws of the Company in effect immediately prior to the Effective Time shall be amended so that such Bylaws contain in their entirety the provisions of the Bylaws of Sub and, as so amended, such Bylaws shall be the Bylaws of the Surviving Corporation until amended thereafter in accordance with applicable law.

(d) At the Effective Time, the directors and officers of Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation to serve in accordance with the Bylaws until their resignation or removal or until their respective successors have been elected and qualified.

1.4 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title and interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either Constituent Corporation, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title and interest in, to and under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

ARTICLE II

CONVERSION OF SECURITIES

2.1 Aggregate Merger Consideration. The aggregate merger consideration (the “Merger Consideration”) shall be $9,000,000 in cash.

2.2 Effect on Company Capital Stock. At the Effective Time, and as a result of the Merger, Parent shall deliver the aggregate sum (the “Closing Payment”) of (i) the Merger Consideration minus (ii) the Indemnity Escrow Fund described in Section 2.9 hereof. The parties acknowledge that, in accordance with the liquidation preferences set forth in the Company’s Certificate of Incorporation, the entire amount of the Merger Consideration shall be distributed to the holders of the Company’s Series A-1 Preferred Shares and that no amount of the Merger Consideration shall be distributed with respect to the Company Series A Preferred Shares or the Company Common Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or any holders of Company Shares:

(a) each Series A-1 Preferred Share issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be converted into the right to receive (i) the Series A-1 Per Share Closing Consideration and (ii) the Series A-1 Per Share Escrow Consideration (together, the “Series A-1 Per Share Merger Consideration”). The “Series A-1 Per Share Closing Consideration” means that amount of cash obtained by dividing (A) the Closing Payment by (B) the number of Series A-1 Preferred Shares outstanding immediately prior to the Effective Time. The “Series A-1 Per Share Escrow Consideration” means that amount of cash obtained by dividing (Y) the cash remaining in the Indemnity Escrow Fund upon the Escrow Termination Date (minus any amounts retained by the Indemnity Escrow Agent pursuant to the terms of the Indemnity Escrow Agreement in respect of pending claims) by (Z) the number of Series A-1 Preferred Shares outstanding immediately prior to the Effective Time;

(b) each Series A Preferred Share issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be canceled and retired and shall cease to exist without payment of consideration therefor;

(c) each Company Common Share issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be canceled and retired and shall cease to exist without payment of consideration therefor; and

(d) each Company Share that is owned by the Company, Sub or Parent shall automatically be canceled and retired and shall cease to exist without payment of consideration therefor.

(e) In the event of any stock split, combination, reclassification, stock dividend or similar capitalization change with respect to the Series A-1 Preferred Stock prior to the Effective Time, or if a record date with respect to any of the foregoing is fixed, appropriate and proportionate adjustments shall be made to the Series A-1 Per Share Merger Consideration, and thereafter all references to the Series A-1 Per Share Merger Consideration shall be deemed to be such Series A-1 Per Share Merger Consideration as so adjusted.

2.3 Exchange of Certificates.

(a) As soon as practicable (but no later than five Business Days) after the Effective Time, Parent shall mail to each record holder of a certificate or certificates representing shares of Series A-1 Preferred Shares (collectively, “Series A-1 Certificates”), a letter of transmittal in a form reasonably customary for transactions similar in nature to the Merger (the “Transmittal Letter”). Upon surrender to Parent of a Series A-1 Certificate, together with (i) a duly executed Transmittal Letter and (ii) an executed signature page to the Stockholders’ Representative Agreement in the form attached as Exhibit A hereto (the “Stockholders’ Representative Agreement”), each Series A-1 Stockholder shall have the right to receive, in exchange therefor, the Series A-1 Per Share Merger Consideration. Parent agrees to make the Transmittal Letter available prior to Closing upon the request of Series A-1 Stockholders.

(b) If any portion of the Merger Consideration is to be paid in a name other than that in which the Series A-1 Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Series A-1 Certificate(s) so surrendered shall be properly endorsed for transfer (or accompanied by an appropriate instrument of transfer) and shall otherwise be in proper form for transfer, and that the Person requesting such exchange shall pay any transfer or other taxes required by reason of the payment of the Merger Consideration in a name other than that of the registered holder of the Series A-1 Certificate surrendered, or shall establish to the reasonable satisfaction of Parent that any such taxes have been paid or are not applicable.

(c) None of Parent, Sub or the Company shall be liable to any Person in respect of any cash or other property delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Series A-1 Certificates shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any payment pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity), the consideration payable in respect of such Series A-1 Certificate shall, to the extent permitted by applicable Law, become the property of Parent free and clear of all claims or interests of any Person previously entitled thereto.

(d) Until surrendered as contemplated by this Article II, each certificate for each Company Series A-1 Preferred Share shall, subject to appraisal rights under the DGCL, be deemed at any time after the Effective Time to represent only the right to receive upon surrender Merger Consideration with respect to the Series A-1 Preferred Shares formerly represented thereby to which such holder is entitled pursuant to Section 2.2.

(e) Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of the Company Series A-1 Preferred Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock in respect of which such deduction and withholding were made by the Surviving Corporation or Parent, as the case may be.

2.4 No Further Ownership Rights in Company Capital Stock. The payment of the Merger Consideration in respect of the Company Shares shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Shares, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Company Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates for Company Shares are presented for transfer to the Surviving Corporation, they shall be canceled and exchanged for that portion of the Merger Consideration, if any, due in respect of such certificates in accordance with the procedures set forth in this Article II.

2.5 Lost Certificates. In the event any Series A-1 Certificate shall have been lost, stolen or destroyed, Parent may, in its reasonable discretion and as a condition precedent to the disbursement of the Series A-1 Per Share Merger Consideration in respect of Series A-1 Shares represented by such Certificate, require the owner of such lost, stolen or destroyed Series A-1 Certificate to make an affidavit of that fact containing such indemnification provisions as Parent may reasonably deem appropriate, including, without limitation, the posting of a standard bond required by Parent’s transfer agent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Series A-1 Certificate.

2.6 Dissenters’ Rights.

(a) Notwithstanding anything in this Agreement to the contrary, Dissenting Shares shall not represent the right to receive any Merger Consideration to which such shares would otherwise entitle the holder thereof to receive. If any Company Stockholder shall fail to perfect or shall effectively withdraw or lose such stockholder’s right to appraisal and payment under the DGCL, as the case may be, each Series A-1 Preferred Share, if any, held by such Company Stockholder shall thereupon, in accordance with and subject to the provisions set forth in this Article II, represent the right to receive the Series A-1 Per Share Merger Consideration.

(b) The Company shall give Parent prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other communications received by the Company in connection with any demands for appraisal. The Company shall not, except with the written consent of Parent, voluntarily make any payment with respect to any such demands. Parent shall have the right to control all negotiations and proceedings with respect to demands for appraisal, including the right to settle any such demands; provided, however, that Parent shall not settle or make any payments with respect to any demands for appraisal for which Parent shall seek recovery under Article IX hereof without the prior written consent of the Company or following the Effective Time, the Stockholders’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed. To the extent that Parent or the Company makes any payment in respect of any Dissenting Shares, Parent shall be entitled to recover under Article IX hereof the aggregate amount by which such payment exceeds the aggregate consideration that otherwise would have been payable in respect of such Company Shares pursuant to Section 2.1 plus all reasonable expenses incurred by Parent in disputing, settling and/or obtaining appropriate court orders or determinations with respect to such Dissenting Shares.

2.7 Effect on Capital Stock of Sub. Each issued and outstanding share of Common Stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $0.0001 per share, of the Surviving Corporation.

2.8 Company Stock Options. At the Effective Time, all Company Stock Options and other rights to acquire Company Shares which are not exercised prior to the Effective Time shall be canceled and no payment shall be made with respect thereto.

2.9 Indemnity Escrow Fund. As soon as practicable after the Effective Time, Parent shall cause to be delivered to Greater Bay Trust Company as indemnity escrow agent (the “Indemnity Escrow Agent”), the product of the Merger Consideration and 0.15 (the “Indemnity Escrow Fund”). The Indemnity Escrow Fund shall be held in escrow by the Indemnity Escrow Agent and shall be available to compensate Parent for Losses as provided in Article IX and the Indemnity Escrow Agreement in the form attached as Exhibit B hereto (the “Indemnity Escrow Agreement”). To the extent not used for such purposes, the Indemnity Escrow Fund shall be released to the Series A-1 Stockholders, or at their direction, all as provided in this Agreement and the Indemnity Escrow Agreement. The fees of the Indemnity Escrow Agent shall be paid by Parent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Sub as of the date hereof and as of the Closing Date that the statements contained in this Article III are true and correct, except as set forth in the disclosure schedule dated and delivered as of the date hereof by the Company to Parent (the “Company Disclosure Schedule”), which is attached to this Agreement and is designated therein as being the Company Disclosure Schedule. The Company Disclosure Schedule shall be arranged in sections corresponding to each section set forth in this Article III; however, any information disclosed in the Company Disclosure Schedule under any section shall be deemed to be disclosed and incorporated by reference into any other section under this Agreement where such disclosure would obviously be responsive. Each exception to a representation and warranty set forth in the Company Disclosure Schedule shall be deemed to qualify the specific representation and warranty that is referenced in the applicable section of the Company Disclosure Schedule, and no other representation or warranty.

3.1 Organization and Good Standing.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite power to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except where the failure to be so qualified or in good standing has not resulted in, and would not reasonably be expected to result in, a Company Material Adverse Effect (individually or in the aggregate). The Company Disclosure Schedule contains a complete and accurate list of each jurisdiction in which the Company is qualified to do business and each other jurisdiction in which the Company owns, uses or leases real property or has employees or engages independent contractors.

(b) The Company is not in violation of its Charter Documents. The Charter Documents of the Company in the forms attached to the Company Disclosure Schedule are the Charter Documents of the Company as in effect on the date of this Agreement and as of the Closing Date. “Charter Documents” means, with respect to any entity, the certificate of incorporation, the articles of incorporation, by-laws, articles of organization, limited liability company agreement, partnership agreement, joint venture agreement or other similar organizational documents of such entity (in each case, as amended).

3.2 Capitalization.

(a) The authorized Capital Stock of the Company consists of: (i) 57,100,000 shares of the Company’s Common Stock, 3,600,000 of which are designated Class A Common Stock and 900,000 of which are issued and outstanding, and 53,500,000 of which are designated Common Stock, and 15,660,042 of which are issued and outstanding; and (ii) 27,100,000 shares of Preferred Stock, 16,600,000 of which are designated Series A Preferred Stock, and 16,000,000 of which are issued and outstanding, and 10,500,000 of which are designated Series A-1 Convertible Preferred Stock, and 8,926,662 of which are issued and outstanding. All issued and outstanding Company Shares have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities laws.

(b) The Company Disclosure Schedule contains a true and complete list of the record holders of the Company Shares and sets forth the full name, current address and number and class of Company Shares owned by each.

(c) Other than (i) the Company Shares, and (ii) the Company Stock Options under the Company Stock Option Plan, a complete list of which, including the names of the option holders, grant dates, exercise prices and vesting schedules, has been provided to Parent, the Company does not have outstanding any Equity Securities. Except as set forth in the preceding sentence, the Company is not a party to any agreement obligating the Company, directly or indirectly, to issue additional Equity Securities.

(d) All outstanding Company Stock Options have been duly authorized and validly issued and were issued in compliance with all applicable federal and state securities laws.

(e) None of the Company’s Equity Securities have been issued or transferred in violation of, or are subject to, any preemptive rights, rights of first offer or subscription agreements. The Company is not a party to any stockholder agreements, voting agreements, voting trusts or any such other similar arrangements which have the effect of restricting or limiting the transfer, voting or other rights associated with the Company Securities, and, to the Company’s Knowledge, there are no such agreements to which the Company is not a party.

(f) The exercise or conversion of any Company Stock Options prior to the Closing shall be in compliance with the terms of the agreement pursuant to which such securities and rights were issued and in compliance with all federal and state securities laws, and the issuance of Company Common Shares upon exercise or conversion thereof shall have been duly authorized by all requisite corporate action on the part of the Company. Any such issuance of Company Common Shares upon exercise or conversion of such securities shall be in accordance with the Company’s Charter Documents.

(g) Since January 1, 2003, the Company has not repurchased or otherwise reacquired any Equity Securities other than the repurchase of shares of Company Common Stock from employees, officers, directors, consultants or other persons performing services for the Company pursuant to agreements under which the Company has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment or service, or pursuant to a right of first refusal. There are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any Equity Securities or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any entity. There are no declared or accrued unpaid dividends with respect to any Equity Securities.

(h) The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation, or similar rights.

(i) The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) with the Company Stockholders on any matter.

3.3 Company Subsidiaries.

(a) The Company Disclosure Schedule contains a true and complete list of the Company Subsidiaries and sets forth with respect to each such Company Subsidiary the jurisdiction of formation, the authorized and outstanding Capital Stock of such Company Subsidiary and the owner(s) of record of such outstanding Capital Stock. The outstanding shares of Capital Stock of each Company Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable and are owned by the Company or another Company Subsidiary free and clear of all liens, claims, charges, security interests, mortgages, pledges, easements, conditional sale or other title retention agreements, defects in title, covenants or other restrictions of any kind, including, any restrictions on use, voting, transfer or other attributes of ownership, except for any restrictions on transfer generally arising under any applicable federal or state securities laws (collectively, “Liens”).

(b) Each Company Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, has all requisite power to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except where the failure to be so qualified or in good standing has not resulted in, and would not reasonably be expected to result in, a Company Material Adverse Effect (individually or in the aggregate).

(c) Other than the shares of Capital Stock set forth in the Company Disclosure Schedule, no Company Subsidiary has any outstanding Equity Securities. No Company Subsidiary is party to an agreement obligating such Company Subsidiary, directly or indirectly, to issue any additional Equity Securities. No Company Subsidiary has outstanding or authorized any stock appreciation, phantom stock, profit participation, or similar rights.

(d) No Company Subsidiary has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) with the holders of such Company Subsidiary’s Capital Stock on any matter.

(e) Other than the Company Subsidiaries set forth in the Company Disclosure Schedule, neither the Company nor any Company Subsidiary, directly or indirectly, owns any Equity Securities or other interest in any corporation, partnership, joint venture or other business association or entity. There are no contractual obligations of the Company to provide funds to, or make any investment in (whether in the form of a loan, capital contribution or otherwise), any other Person.

(f) No Company Subsidiary is in violation of its Charter Documents. The Charter Documents of each Company Subsidiary in effect on the date of this Agreement and as of the Closing Date has been provided to Parent.

3.4 Authority and Enforceability.

(a) The Company has the requisite power and authority to enter into this Agreement and to consummate the Merger. The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, including the approval and adoption of this Agreement and the Merger by the Company Stockholders, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement, to consummate the Merger or the other transactions contemplated by this Agreement (other than the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties hereto, constitutes the valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

(b) The Board of Directors of the Company has unanimously (i) approved this Agreement and the Merger and the other transactions contemplated by this Agreement, (ii) determined that the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company Stockholders, and (iii) recommended that the Company Stockholders approve this Agreement and the Merger.

(c) Stockholders representing at least 80% of the outstanding Company Shares on an as-converted to Common Stock basis and at least 80% of the outstanding Company

Preferred Shares have approved this Agreement and the Merger pursuant to the written consents executed contemporaneously herewith and no other vote or consent of the holders of any class of Capital Stock or other Equity Security is necessary to approve this Agreement and the Merger.

3.5 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Merger by the Company (in each case, with or without the giving of notice or lapse of time, or both), will not, directly or indirectly, (i) violate the provisions of the Company’s or any Company Subsidiary’s Charter Documents, (ii) violate or conflict with, or constitute a default, an event of default or an event creating rights of acceleration, termination, cancellation, imposition of additional obligations or loss of rights under any Contract (A) to which the Company or any Company Subsidiary is a party, (B) of which the Company or any Company Subsidiary is a beneficiary or (C) by which the Company or any Company Subsidiary or any of their respective assets is bound, (iii) conflict with or violate in any material respect any Law, Authorization or Order applicable to the Company or any Company Subsidiary, or give any Governmental Entity the right to challenge any of the transactions contemplated hereby or to exercise any remedy, obtain any relief under or revoke or otherwise modify any rights held under, any such Law, Authorization or Order, or (iv) result in the creation of any Liens upon any of the assets owned or used by the Company or any Company Subsidiary.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement and the consummation of the Merger or the transactions contemplated by this Agreement, except for the filing of the Certificate of Merger with the Secretary of State of Delaware.

3.6 Financial Statements.

(a) True and complete copies of the Company’s audited consolidated financial statements, consisting of the consolidated balance sheet of the Company and the Company Subsidiaries at December 31 in each of the years 2002 and 2001 and the related statements of income and retained earnings, stockholders’ equity and cash flow, for the years then ended (together with all related notes and schedules thereto, the “Audited Financial Statements”), and unaudited consolidated financial statements, consisting of the balance sheet of the Company and the Company Subsidiaries at November 30, 2003 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the eleven months then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”), are included in the Company Disclosure Schedule.

(b) The Financial Statements (and any notes thereto) are true, complete and correct and have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by GAAP), subject, in the case of the Interim Financial Statements, to normal and recurring year-

end adjustments that will not be material in amount and the absence of notes (that, if presented, would not differ materially, individually or in the aggregate, from those presented in the Audited Financial Statements). The Financial Statements are based on the books and records of the Company and the Company Subsidiaries, and fairly present the consolidated financial condition of the Company and the Company Subsidiaries as of the respective dates they were prepared and the results of the operations of the Company and the Company Subsidiaries for the periods indicated. The consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2002 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the consolidated balance sheet of the Company and the Company Subsidiaries as of November 30, 2003 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.” The Company and each Company Subsidiary maintains a standard system of accounting established and administered in accordance with GAAP.

3.7 No Undisclosed Liabilities. The Company and the Company Subsidiaries have no liabilities, obligations or commitments of any nature whatsoever, determined or determinable, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Interim Balance Sheet as of the Interim Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business and consistent with past practice since the Interim Balance Sheet Date and which are not, individually or in the aggregate, material in amount. There are no outstanding warranty claims against the Company.

3.8 Accounts Receivable. The accounts receivable of the Company and the Company Subsidiaries as set forth on the Interim Balance Sheet or arising since the date thereof are (a) valid and genuine, having arisen solely out of bona fide sales, performance of services and other business transactions in the ordinary course of business consistent with past practice, (b) not subject to valid defenses, set-offs or counterclaims, and (c) collectible within 90 days after billing at the full recorded amount thereof less, in the case of accounts receivable appearing on the Interim Balance Sheet, the recorded allowance for collection losses on the Interim Balance Sheet. The allowance for collection losses on the Interim Balance Sheet has been determined in accordance with GAAP consistent with past practice.

3.9 Taxes.

(a) The Company and each Company Subsidiary have duly and timely filed all Tax Returns required to have been filed on or before the date hereof (taking into account any applicable filing extensions) by or with respect to the Company or such Company Subsidiary and will duly and timely file all Tax Returns due between the date hereof and the Closing Date (taking into account any applicable filing extensions). Each such Tax Return correctly and completely reflects all liability for Taxes and all other information required to be reported thereon. All Taxes owed by the Company and each Company Subsidiary (whether or not shown on any Tax Return) have been timely paid (or, if due between the date hereof and the Closing Date, will be duly and timely paid). The Interim Financial Statements (i) fully accrue all actual and contingent liabilities for Taxes with respect to all periods through November 30, 2003 and the Company has not and will not incur any Tax liability in excess of the amount reflected (excluding any amount thereof that reflects timing differences between the recognition of income for purposes of U.S. GAAP and for Tax purposes) on the Interim Balance Sheet included in the Interim Financial Statements with respect to such periods, and (ii) properly accrue in accordance with U.S. GAAP all material liabilities for Taxes payable after November 30, 2003, with respect to all transactions and events occurring on or prior to such date. The Company has not incurred any material Tax liability since November 30, 2003 other than in the ordinary course of business and the Company has made adequate provisions for all Taxes since that date in accordance with U.S. GAAP on at least a quarterly basis.

(b) There is no action or audit now proposed, pending, or to the Company’s Knowledge, threatened, against, or with respect to, the Company or any Company Subsidiary in respect of any Taxes. Neither the Company nor any Company Subsidiary is the beneficiary of any extension of time within which to file any Tax Return, nor has the Company or any Company Subsidiary made (or had made on its behalf) any requests for such extensions that are currently in effect. No claim has ever been made by an authority in a jurisdiction where the Company or a Company Subsidiary does not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction or that any of them must file Tax Returns. There are no Liens on any of the stock or assets of the Company or any Company Subsidiary with respect to Taxes (other than with respect to Taxes not yet due and payable and for which the Company maintains adequate reserves).

(c) Each of the Company and each Company Subsidiary has withheld and timely paid all Taxes required to have been withheld and paid by it and has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto.

(d) There is no dispute or claim concerning any liability for Taxes with respect to the Company or any Company Subsidiary for which notice has been provided, or which is asserted or to the Company’s Knowledge threatened, or which is otherwise known to the Company. The Company has delivered to Parent correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any Company Subsidiary since December 31, 2000. Neither the Company nor any Company Subsidiary has waived (or is subject to a waiver of) any statute of limitations in respect of Taxes or has agreed to (or is subject to) any extension of time with respect to a Tax assessment or deficiency.

(e) Neither the Company nor any Company Subsidiary has filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provisions of state, local or foreign income tax law). None of the assets or properties of the Company or any Company Subsidiary constitutes tax-exempt bond financed property or tax-exempt use property with the meaning of the Section 168 of the Code. Neither the Company nor any Company Subsidiary is a party to any “safe harbor lease” within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982, or to any “long-term contract” within the meaning of Section 460 of the Code. Neither the Company nor any Company Subsidiary has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. The Company is not a “foreign person” within the meaning of Section 1445 of the Code. Neither the Company nor any Company Subsidiary has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make payments that would result in a nondeductible expense under Section 280G of the Code or an excise tax to the recipient of such payments pursuant to Section 4999 of the Code.

(f) Neither the Company nor any Company Subsidiary has agreed to or is required to make by reason of a change in accounting method or otherwise, or could be required to make by reason of a proposed or threatened change in accounting method or otherwise, any adjustment under Section 481(a) of the Code. Neither the Company nor any Company Subsidiary has been the “distributing corporation” (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the 5-year period ending as of the date of this Agreement. Neither the Company nor any Company Subsidiary has received (or is subject to) any ruling from any Taxing Authority or has entered into (or is subject to) any agreement with a Taxing Authority. Each of the Company and each Company Subsidiary has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(g) No Company Subsidiary that is incorporated in a non-U.S. jurisdiction has, or at any time has had, an investment in “United States property” within the meaning of Section 956(c) of the Code. No Company Subsidiary is, or at any time has been, a passive foreign investment company within the meaning of Section 1297 of the Code and neither the Company nor any Company Subsidiary is a shareholder, directly or indirectly, in a passive foreign investment company. No Company Subsidiary that is incorporated in a non-U.S. jurisdiction is, or at any time has been, engaged in the conduct of a trade or business within the United States, or treated as or considered to be so engaged.

(h) Neither the Company nor any Company Subsidiary (i) has ever been a party to any Tax allocation or sharing agreement or Tax indemnification agreement, (ii) has ever been a member of an affiliated, consolidated, condensed or unitary group, or (iii) has any liability for or obligation to pay Taxes of any other Person under Treas. Reg. 1.1502 6 (or any similar provision of Tax law), or as transferee or successor, by contract or otherwise.

(i) Neither the Company nor any Company Subsidiary is a party to any joint venture, partnership, or other arrangement that is treated as a partnership for federal income tax purposes.

3.10 Compliance with Law.

(a) Each of the Company and each Company Subsidiary has complied in all material respects with each, and is not in violation of any, Law to which the Company or any Company Subsidiary or its business, operations, assets or properties is or has been subject.

(b) No event has occurred or circumstances exist that (with or without the passage of time or the giving of notice) may result in a material violation of, conflict with or failure on the part of the Company or any Company Subsidiary to comply with, any Law. Neither the Company nor any Company Subsidiary has received any notice regarding a violation of, conflict with, or failure to comply with, any Law.

3.11 Authorizations.

(a) Each of the Company and each Company Subsidiary owns, holds, possesses or lawfully uses in the operation of its business all material Authorizations which are required or otherwise necessary for it to conduct its business as currently conducted or for the ownership and use of the assets owned or used by the Company or such Company Subsidiary in the conduct of its business, free and clear of all Liens. Such Authorizations are valid and in full force and effect and none of such Authorizations will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement. All material Authorizations are listed in the Company Disclosure Schedule.

(b) No event has occurred or circumstances exist that (with or without the passage of time or the giving of notice) may result in a violation of, conflict with, or failure on the part of the Company or any Company Subsidiary to comply with the terms of, or the revocation, withdrawal, termination, cancellation, suspension or modification of, any material Authorization. Neither the Company nor any Company Subsidiary has received notice regarding any violation of, conflict with, or failure to comply with the terms of, or any revocation, withdrawal, termination, cancellation, suspension or modification of, any Authorization. Neither the Company nor any Company Subsidiary is in default, nor has the Company or any Company Subsidiary received notice of any claim of default, with respect to any Authorization.

(c) No Person other than the Company or a Company Subsidiary owns or has any proprietary, financial or other interest (direct or indirect) in any Authorization which the Company or such Company Subsidiary owns, possesses or uses in the operation of its business as currently conducted or as proposed to be conducted.

3.12 Title to Personal Properties.

(a) The Company Disclosure Schedule sets forth a complete and accurate list of all the personal properties and assets owned or leased by the Company or any Company Subsidiary as of the Balance Sheet Date or acquired thereafter, with a current fair market value in excess of $2,500, specifying whether each such asset is owned or leased and, in the case of leased assets, indicating the parties to, execution dates of and annual payments under, the lease.

(b) With respect to personal properties and assets that it purports to own, the Company or a Company Subsidiary has good and valid title to (or valid rights under Contract to use) all of such properties and assets, including, without limitation, all properties and assets reflected as owned in the books and records of the Company and the Company Subsidiaries, the Balance Sheet and the Interim Balance Sheet (except for inventory sold since the Balance Sheet Date and the Interim Balance Sheet, as the case may be, in the ordinary course of business consistent with past practice), free and clear of all Liens, except for Permitted Liens. “Permitted Liens” means (i) liens for current real or personal property taxes not yet due and payable and with respect to which the Company maintains adequate reserves, (ii) workers’, carriers’ and mechanics’ or other like liens incurred in the ordinary course of business with respect to which payment is not due and that do not impair the conduct of the Company’s or any Company Subsidiary’s business or the present or proposed use of the affected property, and (iii) liens that are immaterial in character, amount, and extent and which do not, individually or in the aggregate, materially detract from the value or interfere with the present or proposed use of the properties they affect.

(c) With respect to personal properties and assets that are leased, the Company or a Company Subsidiary has a valid leasehold interest in such properties and assets and all such leases are in full force and effect and constitute valid and binding obligations of the other party(ies) thereto. Neither the Company nor any Company Subsidiary nor any other party thereto is in violation of any of the terms of any such lease.

3.13 Condition of Tangible Assets. All buildings, plants, leasehold improvements, structures, facilities, equipment and other items of tangible property and assets which are owned, leased or used by the Company or any Company Subsidiary are in good operating condition and repair (subject to normal wear and tear given the use and age of such assets), are usable in the regular and ordinary course of business and conform in all material respects to all Laws and Authorizations relating to their use and operation. No Person other than the Company, a Company Subsidiary and holders of Permitted Liens, but solely to the extent of such Permitted Liens, owns, or has any interest in, any equipment or other tangible assets or properties owned, leased or used by the Company or any Company Subsidiary.

3.14 Real Property.

(a) The Company Disclosure Schedule contains a list of all real property and interests in real property leased by the Company or any Company Subsidiary (the “Leased Real Property”). The Leased Real Property listed on the Company Disclosure Schedule includes all interests in real property necessary to conduct the business and operations of the Company and the Company Subsidiaries as currently conducted. Neither the Company nor any Company Subsidiary owns any real property.

(b) With respect to Leased Real Property, the Company has delivered to Parent a true and complete copy of every lease and sublease pursuant to which the Company or a Company Subsidiary is a party or by which any of them is bound (each, a “Lease”). The Company or a Company Subsidiary has peaceful, undisturbed and exclusive possession of the Leased Real Property.

(c) Neither the Company nor any Company Subsidiary has received any notice from any Governmental Entity or other Person that the Leased Real Property does not comply with all applicable building and zoning codes, deed restrictions, ordinances and rules.

(d) No Governmental Entity having the power of eminent domain over the Leased Real Property has commenced or, to the Company’s Knowledge, intends to commence an eminent domain or similar proceeding with respect to all or any part of the Leased Real Property. There are no pending or, to the Company’s Knowledge, threatened condemnation, fire, health, safety, building, zoning or other land use regulatory proceedings, lawsuits or administrative actions relating to any portion of the Leased Real Property or any other matters which do or may materially adversely affect the current use, occupancy or value thereof. Neither the Company nor any Company Subsidiary has received notice of any pending or threatened special assessment proceedings affecting any portion of the Leased Real Property.

(e) To the Company’s Knowledge, the Leased Real Property and all present uses and operations of the Leased Real Property comply in all material respects with all Laws, covenants, conditions, restrictions, easements, disposition agreements and similar matters affecting the Leased Real Property. The continued use, occupancy and operation of the Leased Real Property as currently used, occupied and operated do not constitute a nonconforming use and are not the subject of a special use permit under any Law.

(f) The Leased Real Property is in suitable condition for the business of the Company and each Company Subsidiary as currently conducted. The Company and each Company Subsidiary have good and valid rights of ingress and egress to and from all Leased Real Property from and to the public street systems for all usual street, road and utility purposes.

(g) No Person other than the Company or a Company Subsidiary is in possession of any of the Leased Real Property or any portion thereof, and there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any Person other than the Company or a Company Subsidiary the right of use or occupancy of the Leased Real Property or any portion thereof.

3.15 Intellectual Property.

(a) Section 3.15(a) of the Company Disclosure Schedule lists (by name, number, jurisdictions and owner) all Company Registrations and, if material, all unregistered Marks, owned by the Company or any Company Subsidiary. Section 3.15(a) of the Company Disclosure Schedule lists the status of any pending proceedings or actions before the United States Patent and Trademark Office or any other Governmental Entity anywhere in the world related to any of the Company Registrations, including the due date for any currently outstanding response by the Company or any Company Subsidiary in such proceedings.

(b) Section 3.15(b)(i) of the Company Disclosure Schedule lists all Third Party Licenses other than Third Party Licenses that consist solely of “shrink-wrap” or similar standard object code end-user licenses for commercially available software with a license fee of less than $25,000. Section 3.15(b)(ii) of the Company Disclosure Schedule separately identifies any Third Party Intellectual Property which was used in the development of, is incorporated in, is, or forms a part of (i) any product or service currently offered by the Company or any Company Subsidiary or (ii) any product or service currently proposed to be offered by the Company or any Company Subsidiary. True and complete copies of the Third Party Licenses, other than Third Party Licenses that consist solely of “shrink-wrap” or similar standard object code end-user licenses for commercially available software with a license fee of less than $25,000, and any amendments thereto, have been provided to Parent.

(c) Section 3.15(c) of the Company Disclosure Schedule lists all Company Licenses. True and complete copies of the Company Licenses, and any amendments thereto, have been provided to Parent.

(d) The Company or a Company Subsidiary owns the entire right, interest and title to each item of Intellectual Property that is used in or necessary for the Company’s or such Company Subsidiary’s business as it is currently conducted or as currently proposed to be conducted free and clear of Liens (other than restrictions on use set forth in Third Party Licenses listed in Section 3.15(b)(i) of the Company Disclosure Schedule), or the Company or such Company Subsidiary is otherwise licensed to use such Intellectual Property pursuant to the terms of a valid and enforceable Third Party License that is disclosed in the Company Disclosure Schedule. The Company and the Company Subsidiaries have the right to use and transfer all Company Intellectual Property without restriction or royalty of any kind, except as set forth in Section 3.15(d) of the Company Disclosure Schedule. The Third Party Licenses provide the Company and the Company Subsidiaries with all necessary rights to use any Third Party Intellectual Property that is used in the Company’s or Company Subsidiary’s business as it is currently conducted or as currently proposed to be conducted, including, without limitation, the right to incorporate any such Third Party Intellectual Property in any products or services that incorporate such Third Party Intellectual Property and that have been, are or are currently proposed to be manufactured, sold or distributed by the Company or any Company Subsidiary.

(e) All Company Registrations are valid and subsisting. All registration, maintenance and renewal fees related to the Company Registrations that are currently due have been paid and all documents and certificates related to such Company Registrations have been filed with the relevant Governmental Entity or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registrations. There are no actions that must be taken by the Company or any Company Subsidiary within 60 days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Company Registrations. Neither the Company nor any Company Subsidiary is aware of any challenges (or any reasonable basis therefor) with respect to the validity of any Company Registrations.

(f) Neither the Company nor any Company Subsidiary has infringed, does infringe or, by conducting its business as currently conducted, will infringe upon or unlawfully or wrongfully use any Third Party Intellectual Property Rights. Neither the Company nor any Company Subsidiary has received any written communication, or to the Company’s knowledge, any other communication, alleging that the Company or any Company Subsidiary has violated or, by conducting its business as now conducted or as currently proposed to be conducted, would violate, any Third Party Intellectual Property Rights. To the Company’s knowledge, no action, suit, proceeding or investigation has been instituted, or threatened, relating to any Company Intellectual Property formerly, currently or proposed to be used by the Company or any Company Subsidiary. None of the Company Intellectual Property is subject to any outstanding Order. To the Company’s Knowledge, no Person is infringing any Company Intellectual Property Rights or otherwise misappropriating any Company Intellectual Property.

(g) The Company and each Company Subsidiary has taken commercially reasonable steps to protect and preserve the confidentiality of all Company Proprietary Information and Third Party Proprietary Information, under an obligation of confidentiality. Without limiting the generality of the foregoing, the Company has taken all reasonable measures to ensure that the trade secrets of the Company and the Company Subsidiaries are not part of the pubic knowledge and have not been used or divulged for the benefit of any Person other than the Company and the Company Subsidiaries. Any receipt or use by a third party of Company Proprietary Information under an obligation of confidentiality, and all disclosure by the

Company or any Company Subsidiary of Company Proprietary Information to a third party under an obligation of confidentiality, has been pursuant to the terms of binding written confidentiality and non-use agreements between the Company or such Company Subsidiary and such third party (“Nondisclosure Agreements”). True and complete copies of the Nondisclosure Agreements, and any amendments thereto, have been provided to Parent. The Company and each Company Subsidiary is, and to the Company’s Knowledge, all other parties thereto are, in compliance with the material provisions of the Nondisclosure Agreements.

(h) All current and former employees, consultants and contractors of the Company and the Company Subsidiaries have executed and delivered, and to the Company’s Knowledge are in compliance with, enforceable agreements regarding the protection of proprietary information and providing valid written assignments of all Intellectual Property conceived or developed by such employees, consultants or contractors in connection with their services for the Company and the Company Subsidiaries. True and complete copies of all such agreements, and any amendments thereto, have been provided to Parent. No current or former employee, consultant or contractor or any other Person has any right, claim or interest to any of the Company Intellectual Property. In its business as currently conducted or as currently proposed to be conducted, the Company will not have a need to use any Intellectual Property owned or retained by any current or former employee, consultant or contractor of the Company or any other Person other than rights already obtained by the Company pursuant to valid written agreements.

(i) To the Company’s Knowledge, no employee, consultant or independent contractor of the Company or any Company Subsidiary has been, is or will be, by performing services for the Company or any Company Subsidiary, in violation of any term of any employment, invention disclosure or assignment confidentiality, noncompetition agreement or other restrictive covenant or any Order.

(j) All Intellectual Property that has been distributed, sold or licensed to a third party by the Company or any Company Subsidiary that is covered by a currently effective warranty conforms to and performs in accordance with the representations and warranties provided with respect to such Intellectual Property by or on behalf of the Company or such Company Subsidiary for the time period during which such representations and warranties apply.

(k) Section 3.15(k) of the Company Disclosure Schedule lists all open source, or public license Software used or distributed by the Company. The Company has not used or distributed any open source or public license Software in a manner which would (a) require the Company to distribute or disclose any source code of the Company’s proprietary Software, (b) require the Company to distribute the Company’s proprietary Software without charge or a reduced charge, (c) requires that a user have the right to decompile, disassemble or otherwise reverse engineer any of the Company’s proprietary Software, or (d) specifically impose any other restriction or obligation with respect to any Company Intellectual Property.

(l) The Company has complied with and is in compliance with the terms of all privacy policies, agreements, obligations and Laws applicable to personal, customer and other information received or maintained by the Company.

3.16 Absence of Certain Changes or Events. Since the Interim Balance Sheet Date:

(a) there has not been any Company Material Adverse Effect;

(b) neither the Company nor any Company Subsidiary has amended or changed its Charter Documents;

(c) neither the Company nor any Company Subsidiary has declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any Equity Securities;

(d) neither the Company nor any Company Subsidiary has split, combined or reclassified any Equity Securities, or issued, or authorized for issuance, any Equity Securities;

(e) neither the Company nor any Company Subsidiary has altered any term of any outstanding Equity Securities;

(f) neither the Company nor any Company Subsidiary has (i) increased or modified the compensation or benefits payable or to become payable by the Company or any Company Subsidiary to any of its current or former directors, employees or consultants, (ii) increased or modified any bonus, severance, termination, pension, insurance or other employee benefit plan, payment or arrangement made to, for or with any of its current or former directors, employees or consultants, or (iii) entered into any employment, severance or termination agreement;

(g) other than (i) the sale of inventory in the ordinary course of business, and (ii) the grant of non-exclusive Company Licenses in the ordinary course of business consistent with past practice, neither the Company nor any Company Subsidiary has sold, leased, transferred or assigned any property or assets of the Company or any Company Subsidiary;

(h) neither the Company nor any Company Subsidiary has incurred, assumed or guaranteed any Indebtedness, or modified the terms of any Indebtedness outstanding as of the Balance Sheet Date;

(i) neither the Company nor any Company Subsidiary has incurred any material Liability or created or assumed any Lien on any asset (other than Permitted Liens);

(j) neither the Company nor any Company Subsidiary has made any loan, advance or capital contribution to, or investment in, any Person other than travel loans or advances in the ordinary course of business consistent with past practice;

(k) neither the Company nor any Company Subsidiary has entered into any Contract or transaction involving more than $10,000 or that is outside the ordinary course of business;

(l) neither the Company nor any Company Subsidiary and, to the Company’s Knowledge, no other party has accelerated, terminated, modified or cancelled any Material Contract;

(m) neither the Company nor any Company Subsidiary has sold, transferred, pledged or assigned, and there has been no material reduction in the value of, any Company Intellectual Property other than the grant of non-exclusive Company Licenses in the ordinary course of business consistent with past practice;

(n) there has not been any labor dispute or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any Company Subsidiary;

(o) there has not been any material damage, destruction or loss with respect to the property and assets of the Company or any Company Subsidiary, whether or not covered by insurance;

(p) neither the Company nor any Company Subsidiary has made any change in accounting practices;

(q) neither the Company nor any Company Subsidiary has made any Tax election, changed its method of Tax accounting or settled any claim for Taxes; or

(r) neither the Company nor any Company Subsidiary has agreed, whether in writing or otherwise, to do any of the foregoing.

3.17 Contracts.

(a) The Company Disclosure Schedule sets forth a complete list of each Contract of the Company or any Company Subsidiary by which it or its properties, rights or assets are bound:

(i) for the purchase of materials, supplies, goods, services, equipment or other assets and which involves (A) annual payments by the Company or any Company Subsidiary of $25,000 or more, or (B) aggregate payments by the Company or any Company Subsidiary of $50,000 or more;

(ii) for the sale by the Company or any Company Subsidiary of (A) materials, supplies, goods, services, equipment or other assets, and which involves (1) a specified annual minimum dollar sales amount by the Company or any Company Subsidiary of $50,000 or more, or (2) aggregate payments to the Company or any Company Subsidiary of $50,000 or more, or (B) pursuant to which the Company or any Company Subsidiary received payments of more than $50,000 in the years ended December 31, 2001 or 2002;

(iii) that requires the Company or any Company Subsidiary to purchase its total requirements of any product or service from a third party or that contains “take or pay” provisions;

(iv) that continues over a period of more than six months from the date hereof and involves payments to or by the Company or any Company Subsidiary exceeding $10,000, other than arrangements disclosed pursuant to the preceding subparagraphs (i) and (ii);

(v) that is an employment, consulting, termination or severance Contract except for standard employee offer letters in the form provided to Parent;

(vi) that is a partnership, joint venture or similar Contract;

(vii) that is a distribution, dealer, representative or sales agency Contract;

(viii) that is a (A) Lease or (B) Contract for the lease of personal property, in either case which provides for payments to or by the Company or any Company Subsidiary in any one case of $25,000 or more annually or $50,000 or more over the term of the lease;

(ix) which provides for the indemnification by the Company or any Company Subsidiary of any Person, the undertaking by the Company or any Company Subsidiary to be responsible for consequential damages, or the assumption by the Company or any Company Subsidiary of any Tax, environmental or other Liability;

(x) with any Governmental Entity;

(xi) that is a note, debenture, bond, equipment trust, letter of credit, loan or other Contract for Indebtedness or lending of money (other than to employees for travel expenses in the ordinary course of business) or Contract for a line of credit or guarantee, pledge or undertaking of the Indebtedness of any other Person;

(xii) for a charitable or political contribution in any one case in excess of $5,000 or any such Contracts in the aggregate greater than $10,000;

(xiii) for any capital expenditure or leasehold improvement in any one case in excess of $25,000 or any such Contracts in the aggregate greater than $50,000;

(xiv) which limits or restrains the ability of the Company or any Company Subsidiary to engage in any business in any territory, market or field, to exploit any Intellectual Property in any territory, market or field, or to compete in any manner or in any business;

(xv) that is a Company License or Third Party License;

(xvi) relating to the acquisition or disposition of any material business or assets (whether by merger, sale of stock, sale of assets or otherwise);

(xvii) that is a collective bargaining Contract or other Contract with any labor organization, union or association; and

(xviii) that is otherwise material to the Company and the Company Subsidiaries as a whole and not previously disclosed pursuant to this Section 3.17.

(b) Each Contract required to be listed in Section 3.17 of the Company Disclosure Schedule (collectively, the “Material Contracts”) is valid and enforceable in accordance with its terms. The Company or a Company Subsidiary, as applicable, has in all material respects complied and is in compliance with, and to the Company’s Knowledge, all other parties thereto have in all material respects complied and are in compliance with, the provisions of each Material Contract.

(c) Neither the Company nor any Company Subsidiary is, and to the Company’s Knowledge, no other party thereto is, in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained in any Material Contract, and neither the Company nor any Company Subsidiary has given or received notice to or from any Person relating to any such alleged or potential default that has not been cured. No event has occurred which, with or without the giving of notice or lapse of time, or both, may conflict with or result in a violation or breach of, or give any Person the right to exercise any remedy under or accelerate the maturity or performance of, or cancel, terminate or modify, any Company Contract.

(d) None of the rights of the Company or any Company Subsidiary under any Material Contract will be terminated or impaired by the consummation of the Merger, and all such rights contained in such Material Contract will be enforceable by the Surviving Corporation or a Subsidiary of the Surviving Corporation after the Merger without the consent or agreement of any other Person and without payment of any kind. The Company Disclosure Schedule sets forth an accurate and complete list of all Material Contracts that require the consent of any third party to the Merger, a consent to assignment in connection with the Merger or that are otherwise subject to termination, cancellation, imposition of additional obligations or loss of rights in connection with the Merger.

(e) The Company has delivered accurate and complete copies of each Material Contract to Parent.

3.18 Litigation.

(a) There is no action, suit or proceeding, claim, arbitration, litigation or investigation (each, an “Action”) (i) pending or, to the Company’s Knowledge, threatened against or affecting the Company or any Company Subsidiary, or (ii) that challenges or seeks to prevent, enjoin or otherwise delay the Merger or the transactions contemplated by this Agreement. To the Company’s Knowledge, no event has occurred or circumstances exist that could reasonably be expected to give rise to or serve as a basis for any such Action. There is no Action against any current or, to the Company’s Knowledge, former director or employee of the Company or any Company Subsidiary with respect to which the Company or any Company Subsidiary has or is reasonably likely to have an indemnification obligation.

(b) There is no unsatisfied judgment, penalty or award against or affecting the Company or any Company Subsidiary or any of their respective properties or assets. There is no award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision (each, an “Order”) entered, issued or rendered by any Governmental Entity to which the Company or any Company Subsidiary or any of their respective properties or assets are subject. Each of the

Company and each Company Subsidiary is in compliance with the terms of each Order required to be set forth on the Company Disclosure Schedule. No event has occurred or circumstances exist that may constitute or result in (with or without the giving of notice or lapse of time, or both) a violation of any such Order. Neither the Company nor any Company Subsidiary has any plans to initiate any Action against any third party.

3.19 Employee Benefits.

(a) The Company Disclosure Schedule sets forth a complete and accurate list of all Company Benefit Plans. A current, accurate and complete copy of each Company Benefit Plan has been made available to Parent. Neither the Company nor any Company Subsidiary has any intent or commitment to create any additional Company Benefit Plan or amend any Company Benefit Plan, except as required by this Agreement.

(b) Each Company Benefit Plan has been and is currently administered in compliance in all material respects with its constituent documents and with all reporting, disclosure and other requirements of ERISA and the Code applicable to such Company Benefit Plan. Each Company Benefit Plan that is an employee pension benefit plan (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code (a “Pension Plan”), has been determined by the Internal Revenue Service to be so qualified and no condition exists that would adversely affect any such determination. No Company Benefit Plan is a “defined benefit plan” as defined in Section 3(35) of ERISA.

(c) None of the Company, any Company Subsidiary, any ERISA Affiliate or any trustee or agent of any Company Benefit Plan has been or is currently engaged in any prohibited transactions as defined by Section 406 of ERISA or Section 4975 of the Code for which an exemption is not applicable which could subject Company, any Company Subsidiary, any ERISA Affiliate or any trustee or agent of any Company Benefit Plan to the tax or penalty imposed by Section 4975 of the Code or Section 502 of ERISA.

(d) There is no event or condition existing which could be deemed a “reportable event” (within the meaning of Section 4043 of ERISA) with respect to which the 30 day notice requirement has not been waived. To the Company’s Knowledge, no condition exists which could subject the Company or any Company Subsidiary to a penalty under Section 4071 of ERISA.

(e) None of the Company, the Company Subsidiaries or any ERISA Affiliate is, or has been, party to any “multi-employer plan,” as that term is defined in Section 3(37) of ERISA.

(f) True and correct copies of the most recent annual report on Form 5500 and any attached schedules for each Company Benefit Plan (if any such report was required by applicable Law) and a true and correct copy of the most recent determination letter issued by the Internal Revenue Service for each Pension Plan have been provided to Parent.

(g) With respect to each Company Benefit Plan, there are no actions, suits or claims (other than routine claims for benefits in the ordinary course) pending or, to the

Company’s Knowledge, threatened against any Company Benefit Plan, the Company, any Company Subsidiary, any ERISA Affiliate or any trustee or agent of any Company Benefit Plan.

(h) With respect to each Company Benefit Plan to which the Company, any Company Subsidiary or any ERISA Affiliate is a party which constitutes a group health plan subject to Section 4980B of the Code, each such Company Benefit Plan complies, and in each case has complied in all material respects, with all applicable requirements of Section 4980B of the Code.

(i) Full payment has been made of all amounts which the Company, any Company Subsidiary or any ERISA Affiliate was required to have paid as a contribution to any Company Benefit Plan as of the last day of the most recent fiscal year of each of the Benefit Plans ended prior to the date of this Agreement, and none of the Company Benefit Plans has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each such Company Benefit Plan ended prior to the date of this Agreement.

(j) Each Company Benefit Plan is, and its administration is and has been in all material respects during the six-year period preceding the date of this Agreement, in compliance with, and none of Company, the Company Subsidiaries and any ERISA Affiliate has received any claim or notice that any such Company Benefit Plan is not in compliance with, all applicable Laws and Orders and prohibited transaction exemptions, including without limitation, to the extent applicable, the requirements of ERISA.

(k) None of the Company, the Company Subsidiaries and any ERISA Affiliate is in default in performing any of its contractual obligations under any of the Company Benefit Plans or any related trust agreement or insurance contract.

(l) There are no material outstanding liabilities of any Company Benefit Plan other than liabilities for benefits to be paid to participants in any Company Benefit Plan and their beneficiaries in accordance with the terms of such Company Benefit Plan.

(m) Subject to ERISA and the Code, each Company Benefit Plan may be amended, modified, terminated or otherwise discontinued by the Company, a Company Subsidiary or an ERISA Affiliate at any time without liability.

(n) No Company Benefit Plan other than a Pension Plan, retiree medical plan or severance plan provides benefits to any individual after termination of employment, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(o) The consummation of the Merger will not (i) entitle any current or former director, employee or consultant of the Company or any Company Subsidiary to severance pay, unemployment compensation or any other payment (other than the payment of the Series A-1 Per Share Merger Consideration), (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such director, employee or consultant, or result in the payment of any other benefits to any Person or the forgiveness of any Indebtedness of any Person, (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available, or (iv) result (either alone or in conjunction with any other event) in the payment or series of payments by any Company or any of its Affiliates to any person of an “excess parachute payment” within the meaning of Section 280G of the Code.

(p) With respect to each Company Benefit Plan that is funded wholly or partially through an insurance policy, all premiums required to have been paid to date under the insurance policy have been paid, all premiums required to be paid under the insurance policy through the Closing will have been paid on or before the Closing and, as of the Closing, there will be no liability of the Company, any Company Subsidiary or any ERISA Affiliate under any insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing.

(q) Each Company Benefit Plan that constitutes a “welfare benefit plan,” within the meaning of Section 3(1) of ERISA, and for which contributions are claimed by the Company, any Company Subsidiary or any ERISA Affiliate as deductions under any provision of the Code, is in compliance with all applicable requirements pertaining to such deduction. With respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to a welfare benefit plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under Section 4976(a) of the Code. All welfare benefit funds intended to be exempt from tax under Section 501(a) of the Code have been determined by the Internal Revenue Service to be so exempt and no event or condition exists which would adversely affect any such determination.

(r) The Company Disclosure Schedule sets forth all Company Benefit Plans covering employees of the Company or any Company Subsidiary outside of the United States (the “Foreign Plans”). The Foreign Plans have been operated in accordance, and are in compliance, with their constituent documents and all applicable Laws. There are no material unfunded liabilities under or in respect of the Foreign Plans, and all contributions or other payments required to be made to or in respect of the Foreign Plans prior to the Closing Date have been made or will be made prior to the Closing Date.

3.20 Labor and Employment Matters.

(a) The Company Disclosure Schedule sets forth (i) (A) a list of all current employees and consultants of the Company and each Company Subsidiary (including title and position) as of the date hereof, and (B) the base compensation and benefits (to the extent such benefits are not provided to all employees of the Company) of each such current employee and consultant, and (ii) a list of all former employees and consultants of the Company and each Company Subsidiary who are receiving benefits or scheduled to receive benefits in the future, and the pension benefit, medical insurance coverage and other benefits of each such former employee and consultant. All current employees and consultants of the Company and each Company Subsidiary may be terminated by the Company or such Company Subsidiary at any time with or without cause and without any severance or other Liability to the Company or such Company Subsidiary.

(b) Neither the Company nor any Company Subsidiary is a party or subject to any labor union or collective bargaining Contract. There have not been since December 31, 2000 and there are not pending or threatened any labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any actions or arbitrations which involve the labor or employment relations of the Company or any Company Subsidiary. There is no unfair labor practice, charge or complaint pending, unresolved or, to the Company’s Knowledge, threatened before the National Labor Relations Board. To the Company’s Knowledge, no event has occurred or circumstance exist that may provide the basis of any work stoppage or other labor dispute.

(c) The Company and each Company Subsidiary has complied in all material respects with each, and is not in violation of any, Law relating to anti-discrimination and equal employment opportunities and there are, and have been, no violations of any other Law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any employee or other Person. The Company and each Company Subsidiary has filed all reports, information and notices required under any Law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any employee or other Person, and will timely file prior to Closing all such reports, information and notices required by any Law to be given prior to Closing.

(d) The Company and each Company Subsidiary has paid or properly accrued in the ordinary course of business all wages and compensation due to employees, including all vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses.

(e) Neither the Company nor any Company Subsidiary is a party to any Contract which restricts the Company or any Company Subsidiary from relocating, closing or terminating any of its operations or facilities or any portion thereof. Neither the Company nor any Company Subsidiary has since December 31, 2000 effectuated a “plant closing” (as defined in the WARN Act) or (ii) a “mass lay-off” (as defined in the WARN act), in either case affecting any site of employment or facility of the Company or a Company Subsidiary, except in accordance with the WARN Act. The consummation of the Merger will not create liability for any act by the Company or any Company Subsidiary on or prior to the Closing Date under the WARN Act or any other Law respecting reductions in force or the impact on employees on plant closings or sales of businesses.

(f) The Company and each Company Subsidiary has complied and is in compliance with the requirements of the Immigration Reform and Control Act of 1986. The Company Disclosure Schedule sets forth a true and complete list of all employees working in the United States who are not U.S. citizens and a description of the legal status under which each such employee is permitted to work in the United States. All employees of the Company and each Company Subsidiary who are performing services for the Company or such Company Subsidiary in the United States are legally able to work in the United States and will be able to continue to work in the United States following the Merger.

3.21 Environmental.

(a) The Company and the Company Subsidiaries have been, and are currently, in compliance in all material respects with all Environmental Laws. Neither the Company nor any Company Subsidiary has received notice alleging that the Company or any Company Subsidiary is not in such compliance with Environmental Laws. To the Company’s Knowledge, each of the Company and each Company Subsidiary has secured, and is in compliance with, all Environmental Permits required in connection with its operations and the Leased Real Property. Each Environmental Permit, together with the name of the Governmental Entity issuing such Environmental Permit, is set forth in the Company Disclosure Schedule. All such Environmental Permits are valid and in full force and effect and none of such Environmental Permits will be terminated or impaired or become terminable as a result of the Merger.

(b) There are no past, pending or, to the Company’s Knowledge, threatened Environmental Actions against or affecting the Company or any Company Subsidiary, and the Company is not aware of any facts or circumstances which could be expected to form the basis for any Environmental Action against the Company or any Company Subsidiary.

(c) To the Company’s Knowledge, there has been no treatment, storage, disposal or Release of any Hazardous Substance at, from, into, on or under any Leased Real Property or any other property currently or formerly owned, operated or leased by the Company or any Company Subsidiary. No Hazardous Substances are present in, on, about or migrating to or from any Leased Real Property that could be expected to give rise to an Environmental Action against the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off-site location which is an Environmental Clean-up Site.

(d) Neither the Company nor any Company Subsidiary has received a CERCLA 104(e) information request nor has the Company or any Company Subsidiary been named a potentially responsible party for any National Priorities List site under CERCLA or any site under analogous state law. Neither the Company nor any Company Subsidiary has received an analogous notice or request from any non-U.S. Governmental Entity.

(e) To the Company’s Knowledge, there are no aboveground tanks or underground storage tanks on, under or about the Real Property. Any aboveground or underground tanks previously situated on the Real Property or any other property currently or formerly owned, operated or leased by the Company or any Company Subsidiary have been removed in accordance with all Environmental Laws and no residual contamination, if any, remains at such sites in excess of applicable standards.

(f) To the Company’s Knowledge, none of the Leased Real Property is an Environmental Clean-up Site.

(g) The Company has provided to Parent true and complete copies of, or access to, all written environmental assessment materials and reports that have been prepared by or on behalf of the Company or any Company Subsidiary.

3.22 Related Party Transactions. There are no Contracts of any kind, written or oral, entered into by the Company or any Company Subsidiary with, or for the benefit of, any officer, director or stockholder of the Company or, to the Knowledge of the Company, any Affiliate of any officer or director of the Company, except in each case, for (a) employment agreements, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies (including normal merit increases in such compensation in the ordinary course of business) and copies of which have been provided to Parent and are listed on the Company Disclosure Schedule, (b) reimbursements of ordinary and necessary expenses incurred in connection with their employment or service, and (c) amounts paid pursuant to Company Benefit Plans listed in the Company Disclosure Schedule. To the Knowledge of the Company, none of such Persons has any material direct or indirect ownership interest in any firm or corporation with which the Company or any Company Subsidiary has a business relationship, or with any firm or corporation that competes with the Company or any Company Subsidiary (except for ownership of securities in a publicly traded company representing less than one percent of the outstanding stock of such company). No officer or director of the Company or any Company Subsidiary or member of his or her immediate family or greater than 5% stockholder of the Company or, to the Knowledge of the Company, any Affiliate of any of them or any employee of the Company or any Company Subsidiary is directly or indirectly interested in any Material Contract.

3.23 Insurance.

(a) The Company Disclosure Schedule sets forth (i) an accurate and complete list of each insurance policy and fidelity bond which covers the Company or any Company Subsidiary or their respective businesses, properties, assets, directors or employees (the “Policies”) and (ii) a list of all pending claims and the claims history for the Company and each Company Subsidiary during the current year and the preceding three years (including with respect to insurance obtained but not currently maintained). There are no pending claims under any of such Policies as to which coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights.

(b) The Company Disclosure Schedule describes any self-insurance arrangement by or affecting the Company or any Company Subsidiary, including any reserves thereunder, and describes the loss experience for all claims that were self-insured in the current year and the preceding three years.

(c) All Policies are in full force and effect and are enforceable in accordance with their terms and will continue in full force and effect with respect to the Company and the Company Subsidiaries following the Merger.

(d) All premiums due under the Policies have been paid in full or, with respect to premiums not yet due, accrued. Neither the Company nor any Company Subsidiary has received a notice of cancellation of any Policy or of any material changes that are required in the conduct of the business of the Company or any Company Subsidiary as a condition to the continuation of coverage under, or renewal of, any such Policy. There is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default under any Policy or entitle any insurer to terminate or cancel any Policy. The Company has no

Knowledge of any threatened termination of, or material premium increase with respect to, any Policy and none of such Policies provides for retroactive premium adjustments.

3.24 Books and Records. The books, records and accounts of the Company and each Company Subsidiary accurately and fairly reflect, in reasonable detail, the transactions and the assets and liabilities of the Company and each such Company Subsidiary. Neither the Company nor any Company Subsidiary has engaged in any transaction, maintained any bank account or used any of the funds of the Company or any Company Subsidiary except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the business. The minute books (containing the records of the meetings, or written consents in lieu of such meetings, of the stockholders, the board of directors and any committees of the board of directors), the stock certificate books, and the stock record books of the Company and the Company Subsidiaries are correct and complete, and have been maintained in accordance with sound business practices. At the Closing, all of the books and records of the Company and the Company Subsidiaries will be in the possession of the Company. At the Closing, the Company will deliver, or cause to be delivered, to Parent or its designee all of the minute books of the Company and the Company Subsidiaries.

3.25 Product Warranty.

(a) There are no warranties (express or implied) outstanding with respect to any products currently or formerly manufactured, sold, distributed or licensed, or any services rendered, by the Company or any Company Subsidiary (“Products”), beyond that set forth in the applicable standard conditions of sale or standard end-user license agreements, copies of which have been provided to Parent.

(b) Each Product manufactured, sold, distributed or licensed, or service rendered, by the Company or any Company Subsidiary is in conformity with all applicable contractual commitments and warranties.

(c) The Interim Balance Sheet reflects adequate reserves (in accordance with GAAP) for product design and warranty claims and other damages in connection with any Product manufactured, shipped or sold by the Company or any Company Subsidiary on or prior to the Interim Balance Sheet Date. The accounting records of the Company and the Company Subsidiaries will reflect adequate reserves (in accordance with GAAP) for all such claims in connection with Products manufactured, shipped or sold by the Company and the Company Subsidiaries on or prior to the Closing Date.

3.26 Conditions Affecting the Company and the Company Subsidiaries. The Company and the Company Subsidiaries have used their reasonable commercial efforts to keep available the services of their employees, agents, customers and suppliers. The Company has no reason to believe that any loss of any employee, agent, customer or supplier will result because of the consummation of the Merger.

3.27 Brokers. There is no investment banker, broker, finder, financial advisor or other intermediary which has been retained by or is authorized to act on behalf of the Company or the Company Stockholders who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement. No claim exists or will exist against the Company or the Surviving Corporation or, based on any action by the Company, against Parent for payment of any “topping,” “break-up” or “bust-up” fee or any similar compensation or payment arrangement as a result of the transactions contemplated hereby.

3.28 No Illegal Payments. None of the Company, any Company Subsidiary or, to the Knowledge of the Company, any Affiliate, officer, agent or employee thereof, directly or indirectly, has, on behalf of or with respect to the Company or any Company Subsidiary, (a) made any unlawful domestic or foreign political contributions, (b) made any payment or provided services which were not legal to make or provide or which the Company, any Company Subsidiary or any Affiliate thereof or any such officer, employee or other Person should reasonably have known were not legal for the payee or the recipient of such services to receive, (c) received any payment or any services which were not legal for the payer or the provider of such services to make or provide, (d) had any material transactions or payments which are not recorded in its accounting books and records or (e) had any off-book bank or cash accounts or “slush funds.”

3.29 Suppliers and Customers. The Company Disclosure Schedule sets forth with respect to the Company and each Company Subsidiary (a) each supplier from whom purchases exceeded $15,000 in the year ended December 31, 2002 or 2001 or that is otherwise material to the Company or any Company Subsidiary, (b) each supplier who constitutes a sole source of supply to the Company or any Company Subsidiary; and (iii) with respect to each year ended December 31, 2002 and 2001 and the eleven-month period ended November 30, 2003, each customer that has contributed in excess of twenty-five percent (25%) percent of the Company’s revenues on a consolidated basis for such year or period. The relationship of the Company or Company Subsidiary with each such supplier and customer are good commercial working relationships. No such supplier or customer has canceled or otherwise terminated, or threatened to cancel or otherwise terminate, its relationship with the Company or such Company Subsidiary. Neither the Company nor any Company Subsidiary has received notice that any such supplier or customer may cancel or otherwise materially and adversely modify its relationship with the Company or such Company Subsidiary or limit its services, supplies or materials to the Company or such Company Subsidiary, either as a result of the Merger or otherwise.

3.30 Bank Accounts. The Company Disclosure Schedule sets forth the name of each bank, safe deposit company or other financial institution in which the Company or any Company Subsidiary has an account, lock box or safe deposit box and the names of all persons authorized to draw thereon or have access thereto.

3.31 Powers of Attorney. There are no outstanding powers of attorney executed by or on behalf of the Company or any Company Subsidiary in favor of any Person.

3.32 Offers. The Company has suspended or terminated, and has the legal right to terminate or suspend, all negotiations and discussions of any acquisition, merger, consolidation or sale of all substantially all of the assets of Company and the Subsidiaries with parties other than Parent.

3.33 Completeness of Disclosure. No representation or warranty by the Company in this Agreement, and no written statement made by the Company in the Company Disclosure Schedule, the Exhibits attached hereto or any certificate furnished or to be furnished to Parent pursuant hereto, when taken together, and taking into account all qualifications as to knowledge and materiality set forth therein, contains or will at the Closing contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make any statement herein or therein, in light of the circumstances under which they were made, not misleading. Except as specifically set forth in this Agreement or the Company Disclosure Schedule, there are no facts or circumstances of which the Company is aware that could be expected to have a material adverse effect on the Company and the Company Subsidiaries taken as a whole.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Parent and Sub represent and warrant to the Company that the statements contained in this Article IV are true and correct, except as set forth in the disclosure schedule dated and delivered as of the date hereof by Parent and Sub to the Company (the “Parent Disclosure Schedule”), which is attached to this Agreement and is designated therein as being the Parent Disclosure Schedule. The Parent Disclosure Schedule shall be arranged in sections corresponding to each section set forth in this Article IV; however, any information disclosed in the Parent Disclosure Schedule under any section shall be deemed to be disclosed and incorporated by reference into any other section under this Agreement where such disclosure would obviously be responsive. Each exception to a representation and warranty set forth in the Parent Disclosure Schedule shall be deemed to qualify the specific representation and warranty that is referenced in the applicable section of the Parent Disclosure Schedule, and no other representation or warranty.

4.1 Organization and Good Standing. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite power to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification. Neither Parent nor Sub is in violation of its Charter Documents.

4.2 Authority and Enforceability. Each of Parent and Sub has the requisite power and authority to enter into this Agreement and to consummate the Merger. The execution and delivery of this Agreement and the consummation of the Merger have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by Parent and Sub and, assuming due authorization, execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Sub, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors rights generally, and (b) the availability of injunctive relief and other equitable remedies.

4.3 No Conflicts; Consents.

(a) The execution and delivery of this Agreement by Parent and Sub does not, and the consummation of the Merger by Parent and Sub will not, (i) violate the provisions of any of the Charter Documents of Parent or Sub, or (ii) violate any Law of any Governmental Entity applicable to Parent or Sub on the date hereof.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement and the consummation of the Merger.

4.4 Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

ARTICLE V

COVENANTS OF THE COMPANY

5.1 Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, except as contemplated by this Agreement, as set forth in Section 5.1 of the Company Disclosure Schedule or with the prior written consent of Parent, the Company shall, and it shall cause each Company Subsidiary to:

(a) maintain its corporate existence, pay its debts and Taxes when due, pay or perform other obligations when due, and carry on its business in the usual, regular and ordinary course in a manner consistent with past practice and in accordance with the provisions of this Agreement and in compliance with all Laws, Authorizations and Contracts;

(b) use its reasonable best efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing business be substantially unimpaired on the Closing Date; provided that the Company is not authorized to, and shall not, make any commitments to any of the foregoing Persons on behalf of Parent;

(c) maintain its facilities and assets in the same state of repair, order and conditions as they are on the date hereof, reasonable wear and tear excepted;

(d) maintain its books and records in accordance with past practice, and to use its reasonable best efforts to maintain in full force and effect all Authorizations and Policies;

(e) promptly notify Parent of any event or occurrence not in the ordinary course of business; and

(f) use its reasonable best efforts to conduct its business in such a manner that on the Closing Date the representations and warranties of the Company contained in this Agreement shall be true and correct, as though such representations and warranties were made on and as of such date, and the Company shall use its reasonable best efforts to cause all of the conditions to the obligations of Parent under this Agreement to be satisfied on or prior to the Closing Date.

5.2 Negative Covenants. Except as expressly provided in this Agreement, the Company shall not, and it shall not permit any Company Subsidiary to, without the prior written consent of Parent:

(a) adopt or propose any amendment to the Charter Documents of the Company or any Company Subsidiary;

(b) declare, set aside or pay any dividend or other distribution (whether in cash, stock or other property) with respect to any Equity Securities;

(c) issue or authorize for issuance any Equity Securities, or make any change in any issued and outstanding Equity Securities, or redeem, purchase or otherwise acquire any Equity Securities;

(d) (i) increase or modify the compensation or benefits payable or to become payable by the Company or any Company Subsidiary to any of its current or former directors, employees or consultants; (ii) increase or modify any bonus, severance, termination, pension, insurance or other employee benefit plan, payment or arrangement made to, for or with any current or former directors, employees or consultants of the Company or any Company Subsidiary; (iii) pay bonuses to employees; or (iv) enter into any employment, severance or termination agreement;

(e) establish, adopt, enter into, amend or terminate any Company Benefit Plan or any collective bargaining, thrift, compensation or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, employees or consultants of the Company or any Company Subsidiary;

(f) sell, lease, transfer or assign any property or assets of the Company or any Company Subsidiary, except (i) sales of inventory in the ordinary course of business consistent with past practice and (ii) the grant of non-exclusive Company Licenses in the ordinary course of business consistent with past practice;

(g) (i) assume, incur or guarantee any Indebtedness, except for endorsements for collection in the ordinary course of business, (ii) modify the terms of any existing Indebtedness or (iii) repay any existing Indebtedness in advance of its maturity date;

(h) mortgage, pledge or subject to Liens any properties or assets of the Company or any Company Subsidiary;

(i) make any loans, advances or capital contributions to, or investments in, any other Person other than travel loans or advances in the ordinary course of business consistent with past practice;

(j) (i) amend, modify, cancel or waive any rights under any Material Contract, (ii) enter into any Contract which, if entered into prior to the date hereof, would have been required to be set forth in the Section 3.17 of the Company Disclosure Schedule, or (iii) otherwise take any action or engage in any transaction that is material to the Company and the Company Subsidiaries taken as a whole;

(k) make any capital expenditure, or commit to make any capital expenditure which in any one case exceeds $25,000 or capital expenditures which in the aggregate exceed $50,000;

(l) acquire any assets other than inventory in the ordinary course of business consistent with past practice;

(m) amend any Company Stock Option or authorize cash payments in exchange for any of the foregoing;

(n) make any filings or registrations, with any Governmental Entity, except routine filings and registrations made in the ordinary course of business or as required by this Agreement or the transactions contemplated hereby;

(o) be party to any merger, acquisition, consolidation, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase of all or any substantial portion of the assets or any Equity Securities of, the Company or any Company Subsidiary other than the transactions contemplated by this Agreement;

(p) take any actions outside the ordinary course of business;

(q) make any changes in its accounting methods, principles or practices;

(r) make any Tax election, change its method of Tax accounting or settle any claim relating to Taxes;

(s) take any action or omit to do any act within its reasonable control which action or omission will cause it to breach any obligation contained in this Agreement or cause any representation or warranty of the Company not to be true and correct as of the Closing Date;

(t) waive or release any material right or claim;

(u) extend any offers of employment to potential employees, consultants or independent contractors or terminate any existing employment relationships;

(v) permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Parent; or

(w) agree, whether in writing or otherwise, to do any of the foregoing.

5.3 Access to Information; Confidentiality.

(a) The Company shall, and shall cause each Company Subsidiary to, afford to Parent’s officers, directors, employees, accountants, counsel, consultants, advisors and agents (“Representatives”) free and full access to and the right to inspect, during normal business hours, all of the Real Property, properties, assets, records, Contracts and other documents related to the Company and the Company Subsidiaries, and shall permit them to consult with the officers, employees, accountants, counsel and agents of the Company and the Company Subsidiaries for the purpose of making such investigation of the Company and the Company Subsidiaries as Parent shall desire to make. The Company shall furnish to Parent all such documents and copies of documents and records and information with respect to the Company and the Company Subsidiaries and copies of any working papers relating thereto as Parent may request. Without limiting the foregoing, the Company shall permit, and will cause each Company Subsidiary, Parent and Parent’s Representatives to conduct such investigations as Parent may reasonably request to assess the environmental condition of the Real Property.

(b) The parties shall comply with, and shall cause their respective directors, officers, employees, Affiliates and other agents (collectively, “Representatives”) to comply with, all of their respective obligations under the Non-Disclosure Agreement, dated November 11, 2003 (the “Non-Disclosure Agreement”), between the Company and Parent.

5.4 Resignations. On the Closing Date, the Company shall cause to be delivered to Parent duly signed resignations, effective immediately after the Closing, of all directors (or members of other similar governing body) of their position as a director and of all officers of their position as an officer of the Company and each Company Subsidiary.

5.5 Consents. The Company shall, and shall cause each Company Subsidiary to, obtain the consents, waivers, assignments and approvals (collectively, “Consents”) under each Contract to which it is a party as may be required in connection with the Merger so as to preserve all rights of, and benefits to, the Surviving Corporation and the Company Subsidiaries thereunder (the “Required Consents”); provided that no Contract shall be amended nor any right thereunder waived to obtain any such Consent without Parent’s written consent.

5.6 Notification of Certain Matters. The Company shall give prompt notice to Parent of (i) any fact, event or circumstance known to it that (A) individually or taken together with all other facts, events and circumstances known to it, has had or is reasonably likely to have a material adverse effect on the Company and the Company Subsidiaries taken as a whole, (B) would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein, or the failure of any condition precedent to Parent’s obligations, (ii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the Merger, (iii) any notice or other communication from any Governmental Entity in connection with the Merger, or (iv) any Actions commenced relating to the Company or any Company Subsidiary that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.18; provided, however, that (y) the delivery of any notice pursuant to this Section 5.6 shall not limit or otherwise affect any remedies available to Parent, and (z) disclosure by the Company shall not be deemed to amend or supplement the Company Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

5.7 Exclusivity. Except with respect to this Agreement and the transactions contemplated hereby, the Company agrees that it will not, and it will cause the Company Subsidiaries and its and their respective directors, officers, employees, Affiliates and other agents and representatives (including, without limitation, any investment banking, legal or accounting firm retained by it or any of them and any individual member or employee of the foregoing) (each, an “Agent”) not to: (a) initiate, solicit or seek, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders or any of them) with respect to a merger, acquisition, consolidation, recapitalization, liquidation, dissolution, equity investment or similar transaction involving, or any purchase of all or any substantial portion of the assets or any Equity Securities of, the Company or any Company Subsidiary (any such proposal or offer being hereinafter referred to as a “Proposal”); (b) engage in any negotiations concerning, or provide any confidential information or data to, or have any substantive discussions with, any person relating to a Proposal; (c) otherwise cooperate in any effort or attempt to make, implement or accept a Proposal; or (d) enter into Contract with any Person relating to a Proposal. If the Company, any Company Subsidiary or any Agent has provided any Person (other than Parent or the Company’s or Company Subsidiary’s Agents) with any confidential information or data relating to a Proposal, they shall request the immediate return thereof. The Company shall notify Parent immediately if any inquiries, proposals or offers related to an Proposal are received by, any confidential information or data is requested from, or any negotiations or discussions related to a Proposal are sought to be initiated or continued with, it, any Company Subsidiary or any of their respective directors, officers, employees and Affiliates or, to its Knowledge, any other Agent. The Company shall immediately cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to any Proposal or potential Proposal.

5.8 Company Stockholder Approval. As promptly as practicable after the date hereof and in no event later than five Business Days after the date hereof, the Company shall seek the written consent of each Company Stockholder who has not previously consented to the approval of this Agreement and the Merger and provide to such Company Stockholders, notices, in accordance with Sections 228 and 262 of the DGCL, of the approval of this Agreement and the Merger and of the availability of appraisal rights.

5.9 Allocation Certificate. The Company shall prepare and deliver to Parent at the Closing a certificate signed by the Chief Financial Officer and Secretary of the Company in a form reasonably acceptable to Parent as to the capitalization of the Company immediately prior to the Effective Time setting forth the allocation of the Merger Consideration among the Company Stockholders pursuant to the Merger (the “Allocation Certificate”). The Allocation Certificate shall set forth (a) a true and complete list of the Company Stockholders immediately prior to the Effective Time and the number and designation of Company Shares owned by each such Company Stockholder, and (b) the allocation of the Merger Consideration among the Company Stockholders pursuant to the Merger.

5.10 FIRPTA Certificate. The Company shall prepare and deliver to Parent at the Closing a properly executed statement for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3) (the “FIRPTA Certificate”).

5.11 Indemnification of Officers and Directors.

(a) For a period of five (5) years from and after the Closing Date, Parent and the Surviving Corporation agree to indemnify (including advancement of expenses) and hold harmless all past and present officers and directors of the Company to the same extent such persons are indemnified by the Company as of the date of this Agreement pursuant to the Company’s Certificate of Incorporation or By-Laws, employment agreements, indemnification agreements or under applicable Law for acts or omissions which occurred at or prior to the Effective Time. This indemnification shall not apply to any claim or action by any such officer or director brought against the Company or any of its predecessors, successors, assigns, officers, directors, stockholders, employees or agents in response to or in connection with any claim brought by any Parent Indemnitee pursuant to Article IX of this Agreement or any other agreement contemplated by this Agreement. The Company hereby represents to Parent that no claim for indemnification has been made by any director or officer of the Company and, to the Company’s Knowledge, no basis exists for any such claim for indemnification.

(b) The provisions of this Section 5.11 are intended for the benefit of, and shall be enforceable by, all past and present officers and directors of the Company and his or her heirs and representatives. The rights of all past and present officers and directors of the Company under this Section 5.11 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract, applicable Law or otherwise.

ARTICLE VI

COVENANTS OF THE COMPANY AND PARENT

6.1 Regulatory Approvals. Parent and the Company shall each promptly apply for, and take all reasonably necessary actions to obtain or make, as applicable, all consents, approvals, orders and authorizations of, and all registrations, declarations and filings with, any Governmental Entity or other Person required to be obtained or made by it for the consummation of the Merger. Each party shall cooperate with and promptly furnish to the other party information necessary in connection with any requirements imposed upon such other party in connection with the consummation of the Merger.

6.2 Public Announcements. Neither Parent, Sub nor the Company shall make, or cause to be made, any press release or other public statement or any statement to any analyst or member of the press concerning the transactions contemplated by this Agreement without the approval of the other party hereto; provided, however, that Parent may, without such approval, but with prior notice to the Company, make such press releases or other public statements as it reasonably believes are required under the rules of The Nasdaq Stock Market or applicable securities laws.

6.3 Expenses. Each of Parent and the Company shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the Merger is consummated; provided, however, that, pursuant to Section 9.2(a)(v), in the event the Merger is consummated, Parent shall be indemnified from the Indemnity Escrow Fund to the extent that the Company Transaction Expenses, exceed $50,000.

6.4 Further Assurances. Each of the parties hereto shall execute such documents and other instruments and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and consummate the transactions contemplated hereby. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its respective reasonable best efforts to (a) take or cause to be taken all actions and to do or cause to be done all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and (b) obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings.

6.5 Tax Disclosure. Notwithstanding anything herein to the contrary, each party (and its representatives, agents and employees) may consult any tax advisor regarding the tax treatment and tax structure of the transactions contemplated hereby and may disclose to any person, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated hereby and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure.

6.6 Benefits Plans. Parent shall allow eligible employees of the Company that will be employees of the Surviving Corporation (“Transitioned Employees”), to participate on substantially similar terms in benefit programs which are substantially comparable to those maintained for the benefit of, or offered to, similarly situated employees of Parent, as soon as practicable after the Effective Time, to the extent permitted by the terms of such Parent benefit plan or any insurance contract or agreement applicable thereto; provided, however, that in the case of plans for which the Company maintains a plan offering the same type of benefit, such participation need not be offered by Parent until the corresponding plan of the Company ceases to be available or is terminated after the Effective Time, provided, further, however, that employees of the Company located outside of the United States may in the Parent’s discretion be transitioned to benefit programs which are substantially comparable in the aggregate to those maintained for the benefit of, or offered to, similarly situated employees of Parent, as soon as practicable after the Effective Time, subject to any existing contractual obligations of the Company with each such employee and employment laws of the applicable jurisdiction (including, without limitation, the European Union Acquired Rights Directive). Parent will recognize employment service of each Transitioned Employee with the Company for purposes of eligibility and vesting (but not benefit accrual) under any parent benefit plans, excluding equity plans. Each Transitioned Employee’s service with the Company shall be otherwise recognized for (i) eligibility purposes and (ii) for purposes of vacation accrual after the Effective Time as if such service with Company was service with Parent; provided, that any vacation time offered by Parent in the calendar year of the Effective Time to any Transitioned Employee shall be offset by any vacation time used by or paid to a Transitioned Employee by the Company in the calendar year of the Effective Time. In addition, Parent will (i) waive all limitations as to preexisting conditions, exclusions, waiting periods and service requirements with respect to participation and coverage requirements applicable to Transitioned Employees under any group health plan sponsored by Parent, except to the extent such preexisting conditions, exclusion, waiting period or service requirement had not been satisfied by any such Transitioned Employee as of the Effective Time under a group health plan sponsored by the Company; and (ii) provide each Transitioned Employee with credit for any deductible, copayment and out-of-pocket limits applicable to such employees under any such group medical plan sponsored by the Company and paid by the Transitioned Employee prior to the Effective Time during the calendar year of the Effective Time. Transitioned Employees of the Company as of the Effective Time shall be permitted to participate in the Parent ESPP commencing on the first enrollment date following the Effective Time, subject to compliance with the eligibility provisions of such plan (with employees receiving credit, for purposes of such eligibility provisions, for service with the Company).

ARTICLE VII

CONDITIONS TO MERGER

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligations of Parent, Sub and the Company to consummate the Merger are subject to the satisfaction on or prior to the Closing Date of the following condition:

(a) All consents, approvals, orders and authorizations of, and all registrations, declarations and filings with, any Governmental Entity, required to permit the consummation of the Merger shall have been obtained or made.

7.2 Conditions to Obligation of Parent and Sub to Effect the Merger. The obligations of Parent and Sub to effect the Merger are subject to the satisfaction (or waiver by Parent in its sole discretion) of the following further conditions:

(a) Each of the representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects (except for those representations qualified by materiality, which shall be true and correct) at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date. Parent shall have received a certificate signed on behalf of the Company by the President of the Company to such effect.

(b) The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate signed on behalf of the Company by the President of the Company to such effect.

(c) The Company shall have taken all corporate action necessary to approve the transactions contemplated by the Agreement, and the Company shall have furnished Parent and Sub with copies of resolutions, adopted unanimously by the Board of Directors of the Company and by the holders of a majority of the then outstanding Company Shares voting as a single class on an as-converted to Common Stock basis and the holders of at least a majority of the then outstanding Company Preferred Shares and certified by the secretary of the Company as of the Closing Date, in form and substance reasonably satisfactory to Parent, in connection with such transactions.

(d) There shall not have occurred since the date hereof any Company Material Adverse Effect.

(e) No Action shall be pending or threatened before any court or other Governmental Entity or before any other Person wherein an unfavorable Order would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affect materially and adversely the right of Parent to control the Company and the Company Subsidiaries, or (iv) affect materially and adversely the right of the Company or any Company Subsidiary to own its assets and to operate its businesses. No such Order shall be in effect.

(f) The holders of not more than 16% of the Company Shares outstanding immediately prior to the Effective Time (calculated on an as-if-converted to Common Stock basis) shall have demanded and not lost or withdrawn, or shall be eligible to demand, appraisal rights.

(g) The Company shall have executed and delivered to Parent the Allocation Certificate.

(h) The Company shall have delivered to Parent evidence in form and substance reasonably satisfactory to Parent that the Required Consents have been obtained.

(i) The Indemnity Escrow Agent and the Stockholders’ Representative shall have duly executed and delivered the Indemnity Escrow Agreement to Parent.

(j) The Stockholders’ Representative and the holders of not less than 100% percent of the Company Series A-1 Preferred Shares outstanding immediately prior to the Effective Time shall have duly executed and delivered to Parent the Stockholders’ Representative Agreement.

(k) Parent and Sub shall have received a written opinion from Wilson Sonsini Goodrich & Rosati, P.C., counsel to the Company, addressed to Parent and Sub, dated as of the Closing Date, in the form attached as Exhibit C hereto.

(l) Parent shall have received from the Company a duly executed and certified FIRPTA Certificate.

(m) Parent shall have received resignations from the directors and officers of the Company and each Company Subsidiary in office immediately prior to the Effective Time.

(n) The persons on Schedule 7.2(n) shall continue to be employed by the Company.

(o) The persons on Schedule 7.2(o) shall have executed and delivered to Parent Non-Solicitation and Non-Competition Agreements in the form attached as Exhibit D.

(p) The persons on Schedule 7.2(p) shall have entered into employment agreements with Parent on substantially the terms set forth on Schedule 7.2(p).

(q) The persons on Schedule 7.2(q) shall have executed the retention bonus letter attached hereto as Exhibit E.

(r) The Company shall have terminated the Company Benefit Plans set forth on Schedule 7.2(q).

(s) If requested by Parent, the Company shall have terminated the Company’s 401(k) Plan effective at least one day prior to the Closing Date and all contributions payable to the 401(k) Plan shall have been made. The Company shall have provided to Parent (i) executed resolutions of the Board of Directors of the Company authorizing the termination and (ii) an executed amendment to the 401(k) Plan sufficient to ensure compliance with all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of the 401(k) Plan will be maintained at the time of termination.

(t) The Company shall deliver to Parent an amendment to that certain managed services agreement between the Company and Lucent Technologies, Inc. in the form attached hereto as Exhibit F.

7.3 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is subject to the satisfaction (or waiver by the Company in its sole discretion) of the following further conditions:

(a) Each of the representations and warranties of Parent and Sub set forth in this Agreement shall be true and correct in all material respects (except for those representations qualified by materiality, which shall be true and correct) at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date. The Company shall have received a certificate signed on behalf of Parent by an authorized officer of Parent to such effect.

(b) Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date. The Company shall have received a certificate signed on behalf of Parent by an authorized officer to such effect.

(c) No Action shall be pending or threatened before any court or other Governmental Entity or other Person wherein an unfavorable Order would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation. No such Order shall be in effect.

(d) The Indemnity Escrow Agreement shall have been duly executed and delivered by Parent and the Indemnity Escrow Agent.

(e) The Company shall have received a written opinion from Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, dated as of the Closing Date, in the form attached as Exhibit G hereto.

(f) Parent shall have executed employment agreements on substantially the terms set forth on Schedule 7.2(p).

ARTICLE VIII

TERMINATION

8.1 Termination.

(a) This Agreement may be terminated and the Merger abandoned at any time prior to the Closing:

(i)	by mutual written consent of Parent, Sub and the Company;

(ii)	by Parent or the Company if:

(A) the Closing does not occur on or before January 9, 2004; provided, however, that the right to terminate this Agreement under this clause (A) shall not be available to any party whose breach of a representation, warranty, covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date; or

(B) a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and non-appealable;

(iii)	by the Company if:

(A) any condition to the obligations of the Company hereunder becomes incapable of fulfillment other than as a result of a breach by the Company of any covenant or agreement contained in this Agreement, and such condition is not waived by the Company; or

(B) if there has been a breach by Parent of any representation, warranty, covenant or agreement contained in this Agreement or the Parent Disclosure Schedule or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Sections 7.3(a) or 7.3(b) would not be satisfied and such breach, if curable, is not cured within ten Business Days;

(iv)	by Parent if:

(A) any condition to the obligations of Parent hereunder becomes incapable of fulfillment other than as a result of a breach by Parent of any covenant or agreement contained in this Agreement, and such condition is not waived by Parent; or

(B) there has been a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement or the Company Disclosure Schedule or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 7.2(a) or 7.2(b) would not be satisfied and such breach, if curable, is not cured within ten Business Days;

(b) The party desiring to terminate this Agreement pursuant to clause (ii), (iii), or (iv) shall give written notice of such termination to the other party hereto. If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 8.2.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Company or Parent or their respective officers, directors, stockholders or Affiliates, except as set forth in Section 8.3; provided, however, that the provisions of Section 6.3 (Public Announcements) and Section 8.3 (Remedies) and Article X of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

8.3 Remedies. Any party terminating this Agreement pursuant to Section 8.1 shall have the right to recover damages sustained by such party as a result of any (i) willful breach of any representation or warranty contained herein by the other party of this Agreement or (ii) failure to perform any covenant or agreement hereunder; provided that the party seeking relief is not in breach of its obligations hereunder under circumstances which would have permitted the other party to terminate the Agreement under Section 8.1.

ARTICLE IX

INDEMNIFICATION

9.1 Survival. All representations and warranties, covenants and agreements of the Company contained in this Agreement, or in any Schedule, Exhibit or certificate delivered pursuant to this Agreement, shall survive the Closing for a period of one (1) year (the “Survival Period”). In the event notice of claim for indemnification under Section 9.2 is given within the Survival Period, the representation or warranty, covenant or agreement that is the subject of such indemnification claim (whether or not formal legal action shall have been commenced based upon such claim) shall survive with respect to such claim until such claim is finally resolved. All representations and warranties of Parent contained in Article IV of this Agreement, shall expire as of the Closing.

9.2 Indemnification by Company Stockholders.

(a) Subject to the limitations set forth in this Article IX, each Company Stockholder (collectively, the “Indemnitors”) shall, jointly and severally, indemnify and defend

Parent and its Affiliates, officers, directors and employees (collectively, the “Parent Indemnitees”) against, and shall hold them harmless from, any and all losses, damages, claims (including, without limitation, third-party claims), charges, interest, penalties, damages, taxes, diminution in value, costs and expenses (including, without limitation, legal, consultant, accounting and other professional fees) (collectively, “Losses”) resulting from, arising out of, or incurred by any Parent Indemnitee in connection with, or otherwise with respect to:

(i) the failure of any representation and warranty or other statement by the Company contained in this Agreement or any other document furnished or to be furnished to Parent in connection with the transactions contemplated hereby to be true and correct in all respects as of the date of this Agreement and as of the Closing Date;

(ii) any breach of any covenant or agreement of the Company contained in this Agreement or any other document furnished or to be furnished to Parent in connection with the transactions contemplated hereby;

(iii) in the event that any Company Stockholder properly exercises any appraisal rights under the DGCL, the amount, if any, by which the fair market value (determined in accordance with the DGCL) of Dissenting Shares exceeds the amount such Company Stockholder was otherwise entitled to receive, if any, pursuant to Section 2.2 of this Agreement, plus all reasonable expenses incurred by Parent in disputing, settling and/or obtaining appropriate court orders or determinations with respect to such Dissenting Shares;

(iv) Losses from breach of contract or other claims made by any party (i) alleging to have had a contractual or other right to acquire the Company’s capital stock or assets or (ii) with whom the Company entered into contractual arrangements in connection with a potential acquisition of the Company or its assets by such party or parties;

(v) any breach by the directors or officers of the Company of their duties to the Company and the Company Stockholders;

(vi) the amount by which the Company Transaction Expenses exceed $50,000;

provided that, for purposes of this Section 9.2, the representations and warranties herein shall be deemed to have been made without any qualifications as to materiality and, accordingly, all references therein to “material,” “in all material respects” and similar qualifications as to materiality shall be deemed to be deleted therefrom (except where any such provision requires disclosure of lists of items of a material nature or above a specified threshold).

(b) The Indemnitors shall not be liable for any Loss or Losses pursuant to Section 9.2(a) until the aggregate amount of all such Losses exceeds $100,000 (the “Indemnification Threshold”), whereupon the Indemnitors shall be liable (severally and not jointly) for all Losses; provided, however, the Indemnitors shall be liable (severally and not jointly) for Losses pursuant to Section 9.2(a)(vi) without regard to the Indemnification Threshold. Subject to the last sentence of this Section 9.2(b), the maximum liability of the Indemnitors for all Losses pursuant to Section 9.2(a) shall not exceed the amount of the Indemnity Escrow Fund. Nothing contained in this Section 9.2(b) shall be deemed to limit or restrict in any manner any rights or remedies which any Parent Indemnitee has, or might have, at law, in equity or otherwise, based on fraud or a willful misrepresentation or willful breach of warranty hereunder (in which case the Company Stockholders shall be severally but not jointly liable).

(c) The amount of indemnifiable Losses required to be paid by the Indemnitors to the Parent Indemnitees from the Indemnity Escrow Fund shall be reduced (including retroactively) by (i) any amounts of any recoveries actually received by the Parent Indemnitees from an insurance carrier or paid and resolved by an insurance carrier on behalf of the insured (in a manner which shall result in no further liability to a Parent Indemnitee), in either case net of any applicable premium adjustment, retrospectively rated premium, deductible, retention, cost or reserve (i) paid or held by or for the benefit of the insured (“Insurance Proceeds”) and (ii) incurred in recovering such Insurance Proceeds, or (ii) other amounts actually recovered by or on behalf of such Parent Indemnitee in reduction of the indemnifiable Losses, net of any expenses incurred to recover such amounts. If a Parent Indemnitee shall have received the payment required by this Agreement from any or all Indemnitors in respect of indemnifiable Losses and shall subsequently actually receive Insurance Proceeds, or other amounts in respect of such indemnifiable Losses as specified above, then such indemnified person shall pay to such Indemnitors a sum equal to the amount of any such double recovery actually received and retained (net of the expenses described in the first sentence of this Section 9.2(c). The Parent Indemnitees shall take all commercially reasonably actions reasonably necessary to mitigate any indemnifiable Losses in connection with any indemnity claim made pursuant to this Article IX.

9.3 Indemnity Escrow Fund.

(a) As soon as practicable after the Effective Time, Parent shall cause to be delivered to the Indemnity Escrow Agent the Indemnity Escrow Fund. The Indemnity Escrow Fund shall be available to compensate the Parent Indemnitees pursuant to the indemnification obligations of the Indemnitors and to fund payments required to be made out of the Indemnity Escrow Fund by Section 2.10. The Indemnity Escrow Fund shall be held and disbursed by the Indemnity Escrow Agent in accordance with the Indemnity Escrow Agreement. Unless released earlier to Parent pursuant to this Agreement and the Indemnity Escrow Agreement, the Indemnity Escrow Fund will be held by the Indemnity Escrow Agent until the date that is one Business Day after the date that is one year from the Effective Time (the “Escrow Termination Date”). Upon the Escrow Termination Date the remaining Indemnity Escrow Fund (other than any amounts retained by the Indemnity Escrow Agent in respect of pending claims pursuant to the terms of the Indemnity Escrow Agreement) shall be distributed to the holders of the Company Series A-1 Preferred Shares (other than any holder who continues to be a holder of Dissenting Shares).

(b) The Indemnitors shall not have any right of indemnification or contribution from Parent or the Surviving Corporation with respect to any Loss claimed by any Parent Indemnitee after the Effective Time. The Indemnitors acknowledge and agree that, if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Losses as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or agreement, then (without limiting any of the rights of the Surviving Corporation as a Parent

Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Losses as a result of and in connection with such inaccuracy or breach.

(c) Except in the case of fraud, the indemnification provided in this Article IX (which is limited to the release from the Indemnity Escrow Fund subject to and in accordance with the Indemnity Escrow Agreement) shall be the sole and exclusive post-Closing remedy for Losses available to the Parent Indemnitees against the Company Stockholders and the Company for any Losses incurred or suffered pursuant to this Agreement or in connection with the Merger. In no event shall the aggregate liability of the Company Stockholders for any and all such Losses exceed the total amount of the Indemnity Escrow Fund.

9.4 Third Party Claims.

(a) In the event that a Parent Indemnitee receives notice of the assertion of any claim or the commencement of any Action by a third party in respect of which indemnity may be sought under the provisions of this Article IX (“Third Party Claim”), Parent shall promptly notify the Stockholders’ Representative in writing of such Third Party Claim (“Notice of Claim”); provided, however, failure or delay in notifying the Stockholders’ Representative will not relieve the Indemnitors of any liability they may have to the Parent Indemnitee, except and only to the extent that such failure or delay causes actual harm to the Indemnitors with respect to such Third Party Claim. Such notice shall state the nature and basis of such claim and, if estimable, a reasonable estimate of the amount thereof. Thereafter the Parent Indemnitee shall deliver to the Stockholders’ Representative, promptly after the Parent Indemnitee’s receipt thereof, copies of all notices and documents received by the Parent Indemnitee relating to the Third Party Claim. Notwithstanding any other provision of this Section 9.4, if the Stockholders’ Representative does not timely give notice to Parent and the Indemnity Escrow Agent in accordance with the terms of the Indemnity Escrow Agreement that it disputes such claim, the Losses specified in such Notice of Claim will be conclusively deemed Losses subject to indemnification hereunder and the Indemnity Escrow Agreement. In the event that the Stockholders’ Representative timely gives notice to Parent and the Indemnity Escrow Agent pursuant to the Indemnity Escrow Agreement that he disputes such claim, the dispute shall be resolved in accordance with the terms of the Indemnity Escrow Agreement.

(b) Subject to the further provisions of this Section 9.4, the Stockholders’ Representative will have ten Business Days (or less if the nature of the Third Party Claim requires) from the date on which the Stockholders’ Representative received the Notice of Claim to notify the Parent Indemnitee that the Stockholders’ Representative will assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom with counsel of its choice and at its sole cost and expense (a “Third Party Defense”). The Stockholders’ Representative shall have the right to defend such Third Party Claim, provided that, and for so long as, the Stockholders’ Representative pursues the same in good faith and diligently. If the Stockholders’ Representative assumes the Third Party Defense in accordance with this paragraph (b), the Indemnitors shall be conclusively deemed to have acknowledged that the Third Party Claim is within the scope of their indemnity obligation hereunder and shall hold the Parent Indemnitee harmless from and against the full amount of any Losses resulting therefrom (subject to the terms and conditions of this Agreement including the limitations on Losses required to be paid by the Company Stockholders pursuant to this Article IX). In such case, Parent or such other Parent Indemnitee, shall cooperate with the Stockholders’ Representative and its counsel in the defense of such Action. Such cooperation shall include furnishing the Stockholders’ Representative with books, records or information reasonably requested by the Stockholders’ Representative and in the Parent Indemnitee’s possession or control, and making employees, officers, and other representatives of the Parent Indemnitee available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. Any Parent Indemnitee shall have the right to employ separate counsel in any such Action and to participate in the defense thereof at its own expenses. After the Stockholders’ Representative has notified the Indemnified Party of its intention to defend any such asserted liability, and for so long as the Stockholders’ Representative pursues such defense in good faith, diligently and in a commercially reasonable manner, the Parent Indemnitee shall bear its own legal expenses in connection with its participation in any defense of except to the extent such participation is requested by the Stockholders’ Representative, in which event the Parent Indemnitee shall be reimbursed from the Indemnity Escrow Fund for its reasonable legal fees and expenses.

(c) The Stockholders’ Representative will not be entitled to assume the Third Party Defense:

(i) to the extent that any such claim seeks, in addition to or in lieu of monetary damages, any injunctive or other equitable relief (except where non-monetary relief is merely incidental to a primary claim or claims for monetary damages);

(ii) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation;

(iii) the claim for indemnification relates to or arises in connection with any Environmental Action;

(iv) under applicable standards of professional conduct, a conflict on any significant issue exists between the Parent Indemnitee and the Stockholders’ Representative in respect of such Third Party Claim;

(v) the Third Party Claim involves a material customer or supplier of the Company or a Company Subsidiary;

(vi) the Parent Indemnitee reasonably believes an adverse determination with respect to the Third Party Claim would be detrimental to or injure the Parent Indemnitee’s reputation or future business prospects; or

(vii) the amount of claimed Losses subject to all outstanding Notices of Claim exceeds the value of the remaining Indemnity Escrow Fund.

(d) If by reason of the Third Party Claim a lien, attachment, garnishment or execution is placed upon any of the property or assets of such Parent Indemnitee, the Stockholders’ Representative, if it desires to exercise its right to assume such Third Party Defense, must furnish a satisfactory indemnity bond to obtain the prompt release of such lien, attachment, garnishment or execution.

(e) If the Stockholders’ Representative assumes a Third Party Defense, it will take all steps necessary in the defense, prosecution, or settlement of such claim or litigation and the Indemnitors shall reimburse the Parent Indemnitees promptly out of the Indemnity Escrow Fund for any and all Losses caused by or arising out of such Third Party Claim. The Stockholders’ Representative will not consent to the entry of any judgment or enter into any settlement except with the written consent of the Parent Indemnitee; provided, however, the consent of the Parent Indemnitee shall not be required if all of the following conditions are met: (i) the terms of the judgment or proposed settlement include as an unconditional term thereof the giving to the Parent Indemnitee by the third party of a release of the Parent Indemnitee from all liability in respect of such Third Party Claim, (ii) there is no finding or admission of (A) any violation of Law by the Parent Indemnitee (or any Affiliate thereof), (B) any violation of the rights of any Person and (C) no effect on any other Action or claims of a similar nature that may be made against the Parent Indemnitee (or any Affiliate thereof), and (iii) the sole form of relief is monetary damages which are paid in full by the Stockholders’ Representative. The Stockholders’ Representative shall conduct the defense of the Third Party Claim actively and diligently, and the Parent Indemnitee will provide reasonable cooperation in the defense of the Third Party Claim. Notwithstanding the foregoing, the Parent Indemnitee shall have the right to pay or settle any Third Party Claim, provided that in such event, subject to the following sentence, it shall waive any right to indemnity therefor by the Indemnitors for such claim unless the Stockholders’ Representative shall have consented to such payment or settlement (such consent not to be unreasonably withheld or delayed). If the Stockholders’ Representative is not reasonably conducting the Third Party Defense in good faith, the Parent Indemnitee shall have the right to consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Stockholders’ Representative and the Indemnitors shall reimburse the Parent Indemnitee promptly out of the Indemnity Escrow Fund for all Losses incurred in connection with such judgment or settlement.

(f) In the event the Stockholders’ Representative fails or elects not to assume, or is not entitled to assume, the defense of a Parent Indemnitee against a Third Party Claim, the Parent Indemnitee shall have the right to defend or prosecute such claim or litigation in such manner as it may reasonably deem appropriate and consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim in any manner it may reasonably deem appropriate. Parent shall be entitled to seek reimbursement pursuant to the terms of this Article IX and the Indemnity Escrow Agreement from the Indemnity Escrow Fund for any Losses incurred in connection with any settlement of such Third Party Claim. If no settlement of such Third Party Claim is made, Parent shall be entitled to seek reimbursement pursuant to the terms of this Article IX and the Indemnity Escrow Agreement from the Indemnity Escrow Fund for any Losses arising out of any judgment rendered with respect to such Third Party Claim. The Indemnitors will be bound by any such judgment or any settlement effected by the Parent Indemnitee. If the Stockholders’ Representative does not elect to assume a Third Party Defense which it has the right to assume hereunder, the Parent Indemnitee shall have no obligation to do so.

9.5 Non-Third Party Claims. In the event a Parent Indemnitee has an indemnification claim under this Agreement that does not involve a Third Party Claim, the Parent Indemnitee shall deliver notice of such claim with reasonable promptness to the Stockholders’ Representative. Such notice shall state the nature and basis of such claim, and, if estimable, a reasonable estimate of the amount thereof. If the Stockholders’ Representative either (i) notifies the Parent Indemnitee that it does not dispute the claim described in such notice or (ii) fails to notify the Parent Indemnitee within 30 days of delivery of such notice to the Stockholders’ Representative that it disputes such claim, the Loss arising from the claim specified in such notice will be conclusively deemed a Loss for which the Parent Indemnitee is entitled to indemnification and the amount of such Loss shall be paid to the Parent Indemnitee from the Indemnity Escrow Fund on demand following the final determination thereof. In the event of any dispute of a claim, the Stockholders’ Representative and the Parent Indemnitee will proceed in good faith to negotiate a resolution of such dispute. If the parties are unable to resolve such dispute, the dispute shall be resolved in accordance with the terms of the Indemnity Escrow Agreement.

9.6 Effect of Investigation; Waiver.

(a) A Parent Indemnitee’s right to indemnification or other remedies based upon the representations and warranties and covenants and agreements of the Company will not be affected by any investigation, knowledge or waiver of any condition by the Parent Indemnitee. Such representations and warranties and covenants and agreements shall not be affected or deemed waived by reason of the fact that the Parent Indemnitee knew or should have known that any representation or warranty might be inaccurate or that the Company failed to comply with any agreement or covenant. Any investigation by such party shall be for its own protection only and shall not affect or impair any right or remedy hereunder.

(b) The waiver by the Parent Indemnitee of any condition based on the accuracy of any representation or warranty, or compliance with any covenant or agreement, will not affect any right to indemnification or other remedy based on such representations and warranties and covenants and agreements unless otherwise expressly agreed in writing by the Parent Indemnitee.

ARTICLE X

MISCELLANEOUS

10.1 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (a) on the date established by the sender as having been delivered personally; (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier; (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next business day; or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid; in each case, addressed as follows:

If to Parent or Sub, to:

Ariba, Inc.

807 11th Avenue

Sunnyvale, CA 94089

Attn: James Frankola

Facsimile: (650) 390-5656

With a required copy to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

155 Constitution Drive

Menlo Park, CA 94025

Attn: Christopher D. Dillon

Facsimile: (650) 321-2800

If to the Company, to:

Alliente, Inc.

1975 Research Parkway, Suite 305

Colorado Springs, CO 80920

Attn: Robert Grant

Facsimile: (719) 278-6730

With a required copy to:

Wilson Sonsini Goodrich & Rosati, P.C.

8911 Capitol of Texas Highway North

Westech 360, Suite 3350

Austin, TX 78759-5499

Attn: Brian Beard

Facsimile: (512) 338-5499

If to the Stockholders’ Representative, to:

Crosspoint Venture Partners

2925 Woodside Road

Woodside, CA 94062

Attn: John Mumford

Facsimile: (650) 851-7661

and

Ariba, Inc.

807 11th Avenue

Sunnyvale, CA 94089

Attn: Greg Spray

Facsimile: (719) 278-6730

With a required copy to:

Wilson Sonsini Goodrich & Rosati, P.C.

8911 Capitol of Texas Highway North

Westech 360, Suite 3350

Austin, TX 78759-5499

Attn: Brian Beard

Facsimile: (512) 338-5499

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

10.2 Amendments and Waivers.

(a) This Agreement may be amended by Parent, Sub and the Company, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the Company Stockholders, but, after any such approval, no amendment shall be made which by law requires further approval by the Company Stockholders without such further approval. Notwithstanding the foregoing, any amendment to Article IX that adversely affects the rights of the Stockholders’ Representative in his capacity as such shall require the prior written consent of the Stockholders’ Representative.

(b) At any time prior to the Effective Time, Parent and Sub may waive compliance by the Company, and the Company, and following the Effective Time, the Stockholders’ Representative, may waive compliance by Parent or Sub, by an instrument in writing signed by or on behalf of the party waiving compliance, with any term or provision of this Agreement that the other party was or is obligated to comply with or perform.

(c) No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(d) To the maximum extent permitted by Law, (i) no waiver that may be given by a party shall be applicable except in the specific instance for which it was given and (ii) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or the right of the party giving such notice or demand to take further action without notice or demand.

10.3 Successors and Assigns. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, heirs, personal representatives, successors and assigns.

10.4 Governing Law. This Agreement and the Exhibits and Schedules hereto shall be governed by and interpreted and enforced in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

10.5 Consent to Jurisdiction. Each party irrevocably submits to the exclusive jurisdiction of the state and federal courts of (a) the State of Delaware, and (b) the United States District Court for the District of Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party irrevocably waives any objection to the laying of venue of any action, suit or other proceeding in such courts and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding with respect to any matters to which it has submitted to jurisdiction in this Section 10.5. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

10.6 Counterparts. This Agreement may be executed in any number of counterparts, and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

10.7 Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; except that in the case of Article IX hereof, the other Parent Indemnitees and their respective heirs, executors, administrators, legal representatives, successors and assigns, are intended third-party beneficiaries of such sections and shall have the right to enforce such sections in their own names.

10.8 Entire Agreement. This Agreement and the documents, instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits and Schedules, set forth the entire understanding of the parties hereto with respect to the Acquisition. All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

10.9 Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

10.10 Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.11 Specific Performance. Parent and the Company each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

ARTICLE XI

DEFINITIONS

11.1 Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 11.1, or in the applicable Section of this Agreement to which reference is made in this Section 11.1.

“Action” has the meaning set forth in Section 3.18(a) hereof.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person.

“Agent” has the meaning set forth in Section 5.7 hereof.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Allocation Certificate” has the meaning set forth in Section 5.9 hereof.

“Audited Financial Statements” has the meaning set forth in Section 3.6(a) hereof.

“Authorization” means any franchise, license, approval, consent, permit or registration of any Governmental Entity or pursuant to any Law.

“Balance Sheet” has the meaning set forth in Section 3.6(b) hereof.

“Balance Sheet Date” has the meaning set forth in Section 3.6(b) hereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in California or Colorado are authorized or required by law to close.

“Capital Stock” means (a) in the case of a corporation, its shares of capital stock, (b) in the case of a partnership or limited liability company, its partnership or membership interests or units (whether general or limited), and (c) any other interest that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets, of the issuing entity.

“Charter Documents” has the meaning set forth in Section 3.1(b) hereof.

“Closing” has the meaning set forth in Section 1.2 hereof.

“Closing Date” has the meaning set forth in Section 1.2 hereof.

“Closing Payment” has the meaning set forth in Section 2.2 hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Benefit Plan” means (i) any “employee benefit plan” as defined in ERISA Section 3 (3), including any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan (as defined in ERISA Section 3(2)), (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan (as defined in ERISA Section 3(37)), or (d) Employee Welfare Benefit Plan (as defined in ERISA Section 3(1)), (ii) any material fringe benefit plan or program, or (iii) any stock purchase, stock option, severance pay, employment, change-in-control, vacation pay, company awards, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, life insurance, or other employee benefit plan, contract, program, policy or other arrangement, whether or not subject to ERISA, in each case which is sponsored, maintained or contributed to by the Company, any Company Subsidiary or any ERISA Affiliate, or with respect to which the Company, any Company Subsidiary or any ERISA Affiliate otherwise has any present or future Liability.

“Company Common Shares” means, collectively, shares of the Company’s Common Stock, par value $0.0001 per share and shares of the Company’s Class A Common Stock, par value $0.0001 per share.

“Company Disclosure Schedule” has the meaning set forth in the preamble to Article III hereof.

“Company Intellectual Property” means Intellectual Property that is owned by the Company or a Company Subsidiary.

“Company Intellectual Property Rights” means Intellectual Property Rights related to Company Intellectual Property.

“Company License” means any license, sublicense or other agreement to which the Company or a Company Subsidiary is a party and pursuant to which any third party is authorized to use any Company Intellectual Property.

“Company Material Adverse Effect” means any change or effect that would be materially adverse to the business, assets (including intangible assets), liabilities (including contingent liabilities), financial condition, results of operations or prospects of the Company or that would materially impair the ability of the Company to perform its obligations hereunder.

“Company Preferred Shares” means, collectively, Company Series A-1 Preferred Shares and Company Series A Preferred Shares.

“Company Proprietary Information” means Proprietary Information owned by the Company or a Company Subsidiary.

“Company Registrations” means all Patents and applications for Patents, all registered Marks, all registered copyrights and mask works, in each such case, owned by or filed in the name of the Company or a Company Subsidiary, and any other applications, certifications, registrations or other issuances or filings by the Company or any Company Subsidiary that relate to the Company Intellectual Property.

“Company Series A-1 Preferred Shares” means shares of the Company’s Series A Preferred Stock, par value $0.0001 per share.

“Company Series A Preferred Shares” means shares of the Company’s Series A Preferred Stock, par value $0.0001 per share.

“Company Shares” means, collectively, Company Common Shares and Company Preferred Shares.

“Company Stockholders” means, collectively, the holders of Company Shares.

“Company Stock Option Plan” means the Company’s 2000 Stock Plan.

“Company Stock Options” means options to purchase Company Common Shares issued pursuant to the Company’s Stock Option Plan.

“Company Subsidiary” means any corporation or other organization, of which (a) the Company or another Company Subsidiary is a general partner (excluding partnerships, the general partnership interests of which held by the Company or any other Company Subsidiary do not have a majority of the voting interest in such partnership) or (b) the Company or another Company Subsidiary directly or indirectly owns or controls at least a majority of the Capital Stock or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions.

“Confidentiality Agreement” has the meaning set forth in Section 5.3 hereof.

“Consents” has the meaning set forth in Section 5.5 hereof.

“Constituent Corporations” has the meaning set forth in Section 1.1 hereof.

“Contract” means any agreement, contract, commitment, arrangement or understanding, written or oral.

“DGCL” has the meaning set forth in Section 1.1 hereof.

“Dissenting Shares” means those Company Shares held by any Company Stockholder who shall have demanded and not lost or withdrawn, or who shall be eligible to demand, appraisal rights with respect to such Company Common Shares in the manner provided in the DGCL.

“Effective Time” has the meaning set forth in Section 1.2 hereof.

“Environment” means all air, surface water, groundwater, land, including land surface or subsurface, including all fish, wildlife, biota and all other natural resources.

“Environmental Action” means any claim, proceeding or other Action brought or threatened under any Environmental Law or otherwise asserting that the Company or any Company Subsidiary has incurred Pre-Closing Environmental Liabilities.

“Environmental Clean-up Site” means any location which is listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System, or on any similar state or foreign list of sites requiring investigation or cleanup, or which is the subject of any pending or threatened action, suit, proceeding, or investigation related to or arising from any alleged violation of any Environmental Law, or at which there has been a threatened or actual Release of a Hazardous Substance.

“Environmental Laws” means any and all applicable Laws and Authorizations issued, promulgated or entered into by any Governmental Entity relating to the Environment, worker health and safety, preservation or reclamation of natural resources, or to the management, handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, Release or threatened Release of or exposure to Hazardous Substances, whether now existing or subsequently amended or enacted, including but not limited to: the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq. (“CERCLA”); the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300(f) et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act 7 U.S.C. Section 136 et seq.; the Resource Conservation and Recovery Act of 1976 (“RCRA”), 42 U.S.C. Section 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.; and any similar or implementing state or local law, and any non-U.S. laws and regulations of similar import, and all amendments or regulations promulgated thereunder; and any common law doctrine, including but not limited to, negligence, nuisance, trespass, personal injury, or property damage related to or arising out of the presence, Release, or exposure to Hazardous Substances.

“Environmental Permits” means any Authorization under Environmental Law, and includes any and all Orders issued or entered into by a Governmental Entity under Environmental Law.

“Equity Securities” means (a) shares of Capital Stock, and (b) options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other Contracts that, directly or indirectly, could require the issuer thereof to issue, sell or otherwise cause to become outstanding shares of Capital Stock.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which is a member of a “controlled group of corporations” with, under “common control” with or a member of an “affiliated services group” with, the Company or any Company Subsidiary, as defined in Section 414(b), (c), (m) or (o) of the Code.

“Escrow Termination Date” has the meaning set forth in Section 9.3(a) hereof.

“Financial Statements” has the meaning set forth in Section 3.6(a) hereof.

“FIRPTA Certificate” has the meaning set forth in Section 5.10 hereof.

“Foreign Plans” has the meaning set forth in Section 3.19(r).

“GAAP” has the meaning set forth in Section 3.6(b) hereof.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state, local, municipal, foreign, international, multinational or other government.

“Hazardous Substances” means all explosive or regulated radioactive materials or substances, hazardous or toxic materials, wastes or chemicals, petroleum and petroleum products (including crude oil or any fraction thereof), asbestos or asbestos containing materials, and all other materials, chemicals or substances which are regulated by, form the basis of liability or are defined as hazardous, extremely hazardous, toxic or words of similar import, under any Environmental Law, including materials listed in 49 C.F.R. Section 172.101 and materials defined as hazardous pursuant to Section 101(14) of CERCLA.

“Indebtedness” means any of the following: (a) any indebtedness for borrowed money, (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities arising in the ordinary course of business, (d) any obligations as lessee under capitalized leases, (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (f) any obligations, contingent or otherwise, under bankers acceptance, letters of credit or similar facilities, and (g) any guaranty of any of the foregoing.

“Indemnification Threshold” has the meaning set forth in Section 9.2(b) hereof.

“Indemnitors” has the meaning set forth in Section 9.2(a) hereof.

“Indemnity Escrow Agent” has the meaning set forth in Section 2.9 hereof.

“Indemnity Escrow Agreement” has the meaning set forth in Section 2.9 hereof.

“Indemnity Escrow Fund” has the meaning set forth in Section 2.9 hereof.

“Intellectual Property” means (A) Proprietary Information, (B) Marks, (C) documentation, advertising copy, marketing materials, specifications, mask works, drawings,

graphics, databases, recordings and other works of authorship, whether or not protected by copyright, (D) Software, (E) domain names, e-mail addresses, telephone numbers and other addresses, and (F) all Intellectual Property Rights related to the foregoing.

“Intellectual Property Rights” means all forms of legal rights and protections that may be obtained for, or may pertain to, the Intellectual Property set forth in (A) through (E) of the definition of Intellectual Property in any country of the world, including, without limitation, all right, title and interest arising under any Law to all: (A) Patents, (B) trade secret and equivalent rights in Proprietary Information, (C) copyrights, mask works, moral rights or other literary property or authors rights, (D) rights regarding trademarks and other proprietary indicia, (E) any similar, corresponding or equivalent rights relating to intangible intellectual property, and (F) all applications, registrations, issuances, divisions, continuations, renewals, reissuances and extensions of the foregoing.

“Interim Balance Sheet” has the meaning set forth in Section 3.6(b) hereof.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.6(b) hereof.

“Interim Financial Statements” has the meaning set forth in Section 3.6(a) hereof.

“Knowledge” of the Company or any similar phrase means, with respect to any fact or matter, the actual knowledge of the directors and executive officers of the Company and each Company Subsidiary and any other employee of the Company and each Company Subsidiary with a title of Vice President or above, together with such other matters of which such directors, executive officers and other employees should be aware in the reasonably prudent exercise of their duties.

“Law” means any statute, law (including common law), constitution, treaty, ordinance, code, order, decree, judgment, rule, regulation and any other binding requirement or determination of any Governmental Entity.

“Leased Real Property” has the meaning set forth in Section 3.14(a) hereof.

“Lease” has the meaning set forth in Section 3.14(b) hereof.

“Liabilities” has the meaning set forth in Section 3.7 hereof.

“Liens” has the meaning set forth in Section 3.3(a) hereof.

“Losses” has the meaning set forth in Section 9.2(a) hereof.

“Marks” means trade marks, service marks, trade names, logos, trade dress and other proprietary indicia and all goodwill associated therewith.

“Material Contract” has the meaning set forth in Section 3.17(b) hereof.

“Merger” has the meaning set forth in Section 1.1 hereof.

“Merger Consideration” has the meaning set forth in Section 2.1 hereof.

“Noncompetition Agreement” has the meaning set forth in Section 5.11 hereof.

“Nondisclosure Agreements” has the meaning set forth in Section 3.15(h) hereof.

“Notice of Claim” has the meaning set forth in Section 9.4(a) hereof.

“Notice of Objection” has the meaning set forth in Section 2.4(b) hereof.

“Order” has the meaning set forth in Section 3.18(b) hereof.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parent Disclosure Schedule” has the meaning set forth in the preamble to Article IV.

“Parent Indemnitees” has the meaning set forth in Section 9.2(a) hereof.

“Patents” means letters patent, provisional patents, design patents, PCT filings and other rights to inventions or designs.

“Pension Plan” has the meaning set forth in Section 3.19(b) hereof.

“Permitted Liens” has the meaning set forth in Section 3.12(b) hereof.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.

“Policies” has the meaning set forth in Section 3.23(a) hereof.

“Pre-Closing Environmental Liabilities” means Liabilities arising out of (a) the ownership or operation of the business of the Company or any Company Subsidiary at any time on or prior to the Closing Date, or (b) the ownership, operation or condition of the Real Property or any other real property currently or formerly owned, operated or leased by the Company or any Company Subsidiary at any time on or prior to the Closing Date, in each case to the extent based upon (i) a violation of Environmental Law, (ii) a failure to obtain, maintain or comply with any Environmental Permit, (iii) a Release of any Hazardous Substance, or (iv) the use, generation, storage, transportation, treatment, sale or other off-site disposal of Hazardous Substances.

“Products” has the meaning set forth in 3.25(a) hereof.

“Proposal” has the meaning set forth in Section 5.7(a) hereof.

“Proprietary Information” means inventions (whether or not patentable), trade secrets, technical data, databases, customer lists, designs, tools, methods, processes, technology, ideas, know how and other confidential or proprietary information and materials.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Substances into the Environment.

“Representatives” has the meaning set forth in Section 5.3 hereof.

“Required Consents” has the meaning set forth in Section 5.7 hereof.

“Series A-1 Certificate” has the meaning set forth in Section 2.3(a) hereof.

“Series A-1 Per Share Closing Consideration” has the meaning set forth in Section 2.2(a) hereof.

“Series A-1 Per Share Escrow Consideration” has the meaning set forth in Section 2.2(a) hereof.

“Series A-1 Per Share Merger Consideration” has the meaning set forth in Section 2.2(a) hereof.

“Software” means source code, object code, data and operating files, user manuals, documentation, flow charts, algorithms, compilers, development tools, maintenance records and other materials related to computer programs.

“Stockholders’ Representative” has the meaning set forth in the preamble to this Agreement.

“Stockholders’ Representative Agreement” has the meaning set forth in Section 2.3(a) hereof.

“Sub” has the meaning set forth in the preamble to this Agreement.

“Subsidiary” or “Subsidiaries” means, with respect to any party, any corporation or other organization, of which (i) such party or any Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party and/or by any one or more of its Subsidiaries.

“Surviving Corporation” has the meaning set forth in Section 1.1 hereof.

“Survival Period” has the meaning set forth in Section 9.1 hereof.

“Tax” or “Taxes” means any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment, social security, worker’s compensation, capital, premium, and other taxes, assessments, customs, duties, fees, levies, or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.

“Taxing Authority” means any Governmental Entity having jurisdiction with respect to any Tax.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 9.4(a) hereof.

“Third Party Defense” has the meaning set forth in Section 9.4(b) hereof.

“Third Party Intellectual Property” means Intellectual Property owned by a Person other than the Company or a Company Subsidiary.

“Third Party Intellectual Property Rights” means Intellectual Property Rights related to Third Party Intellectual Property.

“Third Party License” means any license, sublicense or other agreement to which the Company or any Company Subsidiary is a party and pursuant to which the Company or a Company Subsidiary is authorized to use any Third Party Intellectual Property.

“Third Party Proprietary Information” means Proprietary Information owned by a Person other than the Company or a Company Subsidiary.

“Transitional Employees” has the meaning set forth in Section 6.6 hereof.

“Transmittal Letter” has the meaning set forth in Section 2.2(a) hereof.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988.

“$” means United States dollars.

11.2 Interpretation. The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(a) The terms “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) When a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified.

(c) The word “include”, “includes”, and “including” when used in this Agreement shall be deemed to by the words “without limitation,” unless otherwise specified.

(d) A reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors and permitted assigns.

(e) Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder.

(f) The parties have participated jointly in the negotiation and drafting of this Agreement. Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto, duly authorized as of the date first written above.

ARIBA, INC.

By:

Name:
Title:

RED ROCKS ACQUISITION CORP.

By:

Name:
Title:

ALLIENTE, INC.

By:

Name:
Title:

STOCKHOLDERS’ REPRESENTATIVE

John Mumford

Gregory S. Spray

List of Schedules

Schedule 7.2(n)

Persons Required to Be Employed by the Company at Closing

Schedule 7.2(o)

Persons Required to Sign Non-Solicitation and Non-Competition Agreement

Schedule 7.2(p)

Persons Required to Sign Employment Agreements

Schedule 7.2(q)

Persons Required to Sign Retention Bonus Letters

The schedules listed above will be furnished upon request by the Securities and Exchange Commission.

AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

This amendment to the Agreement and Plan of Merger (the “Amendment”) is dated as of January 9, 2004, by and among Ariba, Inc., a Delaware corporation (“Parent”), Red Rocks Acquisition Corp., a Delaware corporation (“Sub”), Alliente, Inc., a Delaware corporation (the “Company”), and John Mumford and Gregory Spray as representatives of the stockholders of the Company.

WHEREAS, each of the parties hereto has entered into that certain Agreement and Plan of Merger, dated as of December 30, 2003 (the “Merger Agreement”), pursuant to which Sub will merge with and into the Company (the “Merger”); and

WHEREAS, Section 8.1(a)(ii)(A) of the Merger Agreement provides that either Parent or the Company may terminate the Merger Agreement by providing written notice to the other if the Merger has not been consummated on or prior to January 9, 2004 (the “Termination Date”);

WHEREAS, the parties desire to extend the Termination Date to January 16, 2004;

NOW, THEREFORE, the parties hereto agree as follows:

Section 8.1(a)(ii)(A) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(A) the Closing does not occur on or before January 16, 2004; provided, however, that the right to terminate this Agreement under this clause (A) shall not be available to any party whose breach of a representation, warranty, covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date; or”

(The remainder of this page has been intentionally left blank.)

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto, duly authorized as of the date first written above.

ARIBA, INC.

By:

Name:
Title:

RED ROCKS ACQUISITION CORP.

By:

Name:
Title:

ALLIENTE, INC.

By:

Name:
Title: